UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

April 7, 2011

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 17, 2011 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

John E. Roe, Sr.	John R. Buran
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 17, 2011 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott 102-05 Ditmars Boulevard East Elmhurst, New York 11369

ITEMS OF BUSINESS:	To elect four directors for a three-year term and until their successors are elected and qualified;

To approve, on an advisory basis, Flushing Financial Corporation’s executive compensation;

To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation;

To approve an amendment to the Company’s 2005 Omnibus Incentive Plan;

To ratify the appointment of Grant Thornton LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Friday, March 25, 2011.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maria A. Grasso

Corporate Secretary

Lake Success, New York

April 7, 2011

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 17, 2011

i

Page
Summary Compensation Table	28
Grants of Plan Based Awards in 2010	29
Outstanding Equity Awards at 2010 Fiscal Year-End	30
Option Exercises and Stock Vested in 2010	31
Pension Benefits	31
Nonqualified Deferred Compensation	32
Nonqualified Deferred Compensation Table	33
Potential Payments Upon Termination or Change of Control	34
Potential Payments Upon Termination of Employment	34
Employment Agreements	35
Change of Control Arrangements	37
PROPOSAL NO. 2 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	39
PROPOSAL NO. 3 ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION	40
PROPOSAL NO. 4 AMENDMENT TO THE 2005 OMNIBUS INCENTIVE PLAN	41
AUDIT COMMITTEE MATTERS	49
Report of the Audit Committee	49
Audit Committee Financial Expert	50
Fees Paid to Independent Registered Public Accounting Firm	50
PROPOSAL NO. 5 RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011	51
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51
Stock Ownership of Certain Beneficial Owners	51
Stock Ownership of Management	52
Section 16(a) Beneficial Ownership Reporting Compliance	53
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING	54
STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	54
MISCELLANEOUS	55
APPENDIX A	A-1

ii

INTRODUCTION

This proxy statement is furnished to holders of common stock, $0.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Savings Bank, FSB (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 17, 2011 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 25, 2011, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are first being mailed on or about April 7, 2011 to all persons entitled to vote at the annual meeting.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 25, 2011, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 31,337,442 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein, FOR the advisory approval of Flushing Financial Corporation’s executive compensation, for a THREE-YEAR frequency of future votes on executive compensation, FOR approval of the amendment to the Company’s 2005 Omnibus Incentive Plan, and FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. This means that nominees receiving the highest number of “FOR” votes will be elected as directors. Consequently, shares that are not voted, either because you marked your proxy card to withhold authority for all or some of the nominees or you did not complete and return your proxy card, will have no impact on the election of directors. Each of the advisory approval of the Company’s executive compensation, the approval of the amendment to the Company’s 2005 Omnibus Incentive Plan, and the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm require the affirmative vote of a majority of the total votes cast on the proposal (whether in person or by proxy) by holders entitled to vote on the proposal, assuming a quorum is present at the meeting. The advisory vote on the frequency of future votes on executive compensation asks shareholders to express their preference for having such votes every one, two, or three years. We will consider shareholders to have expressed a preference for the frequency that receives the highest number of favorable votes.

Abstentions and broker non-votes (votes withheld by brokers in the absence of instructions from “street name” holders) are considered present for purposes of determining the presence of a quorum. Abstentions will not affect the plurality vote required for the election of directors and will have no effect on the vote regarding the frequency of future votes on executive compensation, but will have the same effect as a vote against the other proposals. Broker non-votes are not “votes cast” on a proposal, so they will have no effect on the outcome of any proposal. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal under the New York Stock Exchange rules. Banks and brokers have discretionary authority to vote shares held in “street name” with respect to the ratification of the appointment of the independent registered public accounting firm, but not on election of directors, or any of the other proposals.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $6,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

Internet Availability of Proxy Materials

The Company’s proxy statement and annual report to stockholders for the year ended December 31, 2010 are available at https://materials.proxyvote.com/343873.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 12 directors divided into three classes, each comprised of four directors. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. The directors in Classes B and C are serving terms expiring at the annual meeting of stockholders in 2012 and 2013, respectively.

The directors in Class A, whose terms expire at the 2011 annual meeting, are Michael J. Hegarty, John J. McCabe, Donna M. O’Brien, and Michael J. Russo. Each of these directors has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2014. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company whose terms will continue after the annual meeting.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
John E. Roe, Sr.	77	Chairman of the Board	1968	2012
John R. Buran	61	President, Chief Executive Officer and Director	2003	2013
James D. Bennett	72	Director	1998	2013
Steven J. D’Iorio	61	Director	2004	2012
Louis C. Grassi	55	Director	1998	2012
Sam Han	57	Director	2007	2012
Michael J. Hegarty	71	Director	1987	2011	(3)
John J. McCabe	67	Director	2003	2011	(3)
Vincent F. Nicolosi	71	Director	1977	2013
Donna M. O’Brien	55	Director	2004	2011	(3)
Michael J. Russo	76	Director	1984	2011	(3)
Gerard P. Tully Sr.	83	Director	1967	2013

(1)	As of December 31, 2010.
(2)	Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.
(3)	Nominee for re-election at the 2011 annual meeting for a term expiring in 2014.

Set forth below is certain information with respect to the nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years. In addition, described below are each director’s particular experiences, qualifications, attributes or skills that contributed to the Board’s conclusion that the person should continue to serve as a director of the Company.

Board Nominees

Michael J. Hegarty is former President and Chief Executive Officer of the Company and the Bank from October 1998 until his retirement in June 2005. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President—Finance as well as Corporate Secretary and Treasurer, a director and Chairman of the Audit Committee of EDO Corporation, formerly a New York Stock Exchange listed company and a manufacturer of defense systems and components. Earlier in his career, Mr. Hegarty was an accountant with the firm Peat, Marwick, Mitchell and Company. Mr. Hegarty’s extensive experience as a public company executive and board member and knowledge of the Company’s industry and history and his background as a certified public accountant make him a valuable member of our Board of Directors.

John J. McCabe has served as Chief Equity Strategist of Shay Assets Management, Inc. for the past 16 years and as co-manager of the AMF Large Cap Equity Fund managed by Shay Assets Management. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a past director of the New York Society of Security Analysts, having served twice as its President. Mr. McCabe brings long-time experience in the securities industry and fund management business, as well as a background of investment banking, to the Company and makes him a valuable member of our Board of Directors.

Donna M. O’Brien, President of Community Healthcare Strategies, LLC, has a nationally focused healthcare strategy and operations consulting firm. She has held senior level management positions in the healthcare industry including serving as Executive Vice President and Chief Administrative Officer of the Catholic Health System of Long Island and as Assistant Administrator at the University of Texas M.D. Anderson Cancer Center in Houston, Texas. Ms. O’Brien currently serves as a Special Advisor for Community Healthcare Programs for the National Cancer Institute. She also serves on the Board of Regents of Seton Hall University, where she is on the Finance Committee and is Chair of the Audit Committee. Ms. O’Brien was a member of the Governor of New York State Commission on Healthcare Facilities for the Twenty First Century. Ms. O’Brien’s long history in senior-most administrative and management positions and her experience on other boards makes her a valuable member of our Board of Directors.

Michael J. Russo is self-employed as a consulting engineer and serves as Chief Executive Officer and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to retiring in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 40 years. Mr. Russo’s executive experience in a variety of businesses, his knowledge of the Company’s marketplace and his ties to the Company’s community make him a valuable member of the Board of Directors.

Continuing Directors

John R. Buran has served as President and Chief Executive Officer of the Company and the Bank since July 2005. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company and the Bank from January 2001 until June 2005. Prior to joining the Company, Mr. Buran held a variety of positions within the Banking industry, including Executive Vice President of the New York Metro Division of Fleet Bank and Vice President New York Investment Sales at Citibank. Mr. Buran serves on the Board of Neighborhood Housing Services of New York where he chairs its Audit Committee. He is also a Trustee of St. Joseph’s College and a member of its Finance and Nominating Committees. He currently serves on the Board of the New York Bankers Service Corporation and is Chairman of the Board of the New York Bankers Association. He currently serves on the Board of The Federal Home Loan Bank of New York. Mr. Buran’s experience with the Company and his career-long experience in the Banking industry, including at some of the nation’s largest banks, his community and other activities connecting him to the Company’s marketplace and his extensive knowledge of Banking regulation and other matters as applicable specific to the Company, make him a valuable member of our Board of Directors. In addition, Mr. Buran’s leadership during recent adverse macro-economic circumstances especially qualifies him as a Board member to meet future such challenges.

James D. Bennett is of counsel with the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Prior to July 2001, Mr. Bennett was a partner in the realty law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service Commission. Mr. Bennett’s legal background, including in particular his extensive knowledge and experience as a real estate lawyer practicing in the Company’s marketplace, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. Bennett a valuable member of our Board of Directors.

Steven J. D’Iorio is Manager of Construction Services at Ogden CAP Properties, LLC. Mr. D’Iorio has over 39 years of real estate, construction and development experience. Mr. D’Iorio has held senior management positions with Time Warner, Inc., National Westminster Bank and Olympia & York. Mr. D’Iorio’s knowledge of and business experience of the real estate market in which the Company operates, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. D’Iorio a valuable member of our Board of Directors.

Louis C. Grassi is Managing Partner and Chief Executive Officer of Grassi & Co. located in Jericho, New York, with a practice in accounting, tax, technology and management consulting services. He is a licensed Certified Public Accountant and Certified Fraud Examiner, an author and an editor of a national tax and accounting publication. Mr. Grassi is a member of the Board of Directors of BRT Realty Trust. Mr. Grassi’s accounting, tax and management expertise, including in particular his experience as a fraud examiner and his general understanding of controls, as well as his firm leadership background, make Mr. Grassi a valuable member of our Board of Directors.

Sam Han is currently President and Founder of The Korean Channel, Inc. and has over 20 years of business experience within the broadcast media industry. Mr. Han started the first Korean-American cable TV station in 1985, which is today the only premiere 24 hour Korean broadcasting company servicing the Greater Tri-State area on Time Warner and Cablevision. Mr. Han also served as a member of the Board of Trustees of Flushing Hospital Medical Center. He was an advisor and member of the Board of Flushing Town Hall from 1998 to 2008. Mr. Han’s successful business background and his strong personal and professional connection to the markets served by the Company, coupled with his long-time work in the Korean-American communities served by the Company, add to our diversity and make him a valuable member of our Board of Directors.

Vincent F. Nicolosi is a partner in the law firm of Nicolosi & Nicolosi LLP in Manhasset, New York. For over 38 years, he has been engaged in the practice of law with an emphasis on civil litigation. From December 1998 to April 2009, Mr. Nicolosi served as a Commissioner on the New York State Commission of Investigations. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly, serving as Chairman of the Assembly Insurance Committee and Governmental Operations Committee between 1975 and 1980. Mr. Nicolosi’s legal background and knowledge of the Company’s marketplace, including in particular his experience in risk assessment and judgment in the context of legal matters as an experienced litigator, makes Mr. Nicolosi a valuable member of our Board of Directors.

John E. Roe, Sr. is Chairman of the Board of Directors of the Company and the Bank effective February 16, 2011. He has been a member of the Board of Directors of the Company since its formation in 1994 and the Bank since 1968. Mr. Roe is a retired Captain of the United States Navy Reserve and was appointed Rear Admiral of the New York State Naval Militia by the Governor of New York. He is a former Trustee of Eastern Long Island Hospital and Flushing Hospital Medical Center where he served as Chairman for 10 years. He is a former director of the Queens Chamber of Commerce. He recently retired as Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York. Mr. Roe’s experience in the insurance industry in general and the Company’s risk profile in particular in the Company’s industry and regional market make him a valuable member of our Board of Directors.

Gerard P. Tully, Sr. served as Chairman of the Board of the Company since its formation in 1994 until February 15, 2011, and as Chairman of the Board of the Bank since 1980 until February 15, 2011. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc., Tulger Contracting Corp. and Tulger Construction Corp., which are construction companies, Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., which are real estate holding companies, and Whitestone Properties Associates, Inc., a real estate management company. Mr. Tully’s decades of experience with the Company in particular and the Banking industry in general in conjunction with his many years of leadership make him a valuable member of our Board of Directors.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company
David W. Fry	60	Executive Vice President, Treasurer and Chief Financial Officer
Maria A. Grasso	46	Executive Vice President, Chief Operating Officer and Corporate Secretary
Francis W. Korzekwinski	48	Executive Vice President and Chief of Real Estate Lending
Barbara A. Beckmann	52	Senior Vice President
Allen M. Brewer	58	Senior Vice President
Astrid Burrowes	46	Senior Vice President
Caterina dePasquale	43	Senior Vice President
Ruth E. Filiberto	52	Senior Vice President
Ronald Hartmann	55	Senior Vice President
Paul W. Ho	53	Senior Vice President
Gary P. Liotta	51	Senior Vice President
Jeoung Jin	44	Senior Vice President
Theresa Kelly	49	Senior Vice President
Robert G. Kiraly	55	Senior Vice President
Patricia Mezeul	51	Senior Vice President
Leeann L. Tannuzzo	43	Senior Vice President
Laura J. Walsh	59	Senior Vice President
William J. Weichsel	61	Senior Vice President

(1)	As of December 31, 2010

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

David W. Fry has been Executive Vice President, Treasurer and Chief Financial Officer of the Company since July 2007. Mr. Fry had been Senior Vice President, Treasurer and Chief Financial Officer of the Company since July 2004. Mr. Fry joined the Company in 1998 as Vice President/Controller. Prior to joining the Company, he held senior management positions at Home Federal Savings Bank, Anchor Savings Bank, and City Federal Savings Bank. Mr. Fry is a Certified Public Accountant (inactive).

Maria A. Grasso has been Executive Vice President and Chief Operating Officer of the Company since May 2006. Prior to joining the Company, she was Senior Vice President of the Long Island Queens Division of The Bank of New York. From 1997 to 2002, she was Senior Vice President NY Metro Division of Fleet Bank, N.A. Prior to that, she held several senior management positions at NatWest Bank and Chase Manhattan Bank, N.A.

Francis W. Korzekwinski has been an Executive Vice President and Chief of Real Estate Lending of the Company since December 2006. Prior to that, he had been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined the Company in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. Prior to joining the Company, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Barbara A. Beckmann has been Senior Vice President/Director of Operations of the Company since February 2008. Ms. Beckmann joined the Company in 2006 as Vice President and Operations Manager. Prior to joining the Company she was a Vice President and Division Operations Manager for The Bank of New York. From 1997 to 2004, she held several management positions at FleetBoston Financial, including Vice President, District Operations Manager and New York Risk Management Team Leader.

Allen M. Brewer has been Senior Vice President/Chief Information Officer of the Company since December 2008. Prior to joining the Company, he served as President of ALEL Management Corporation, a technology consulting firm, since 2007. Mr. Brewer held the position of Executive Vice President at Alliance Consulting, a global IT solutions organization servicing the financial services industry, from 2004 to 2008. Prior to that, Mr. Brewer served as Chief Information Officer of Corporate Systems at American International Group, Vice President at J.P. Morgan Chase, and Managing Director for Global Cash Management at Citigroup.

Astrid Burrowes has been Senior Vice President and Controller of the Company since March 2008. Prior to joining the Company, from 1998 to 2008, she was Senior Vice President and Controller of Delta Financial Corporation, a mortgage banking company. From 1994 to 1998, she was with KPMG, LLP, a public accounting firm. From 1984 to 1994, Mrs. Burrowes held various positions at Roslyn Savings Bank. Mrs. Burrowes is a Certified Public Accountant.

Caterina dePasquale has been Senior Vice President/Director of Strategic Development and Delivery since January 2010. Ms. dePasquale joined the Company in 2007 as Vice President and Director of Retail Banking & Distribution. Prior to joining the Company Ms. dePasquale held various Senior Vice President positions, including District Manager and Regional Service Manager, within the Retail Banking operations of Bank of America and its predecessor banks.

Ruth E. Filiberto has been Senior Vice President/Director of Human Resources of the Company since August 2007. Prior to joining the Company, Ms. Filiberto held various positions, including Vice President/Director, within the Human Resource department at First Data Corporation from 1993 to 2006.

Ronald Hartmann has been Senior Vice President/Commercial Real Estate Lending of the Company since February 2007. Mr. Hartmann joined the Company in December 1998 as Assistant Vice President/Loan Officer. Mr. Hartmann was promoted to Vice President/Loan Officer in 2000. Prior to joining the Company, Mr. Hartmann was Vice President Commercial Real Estate Lending Officer for Long Island Savings Bank, and prior to that he served as Senior Vice President in charge of Loan Workouts for Crossland Federal Savings Bank.

Paul W. Ho has been Senior Vice President/Asian Markets of the Company since October 2009. Prior to joining the Company, Mr. Ho held various Senior Vice President positions at HSBC National Bank, USA since 1993.

Jeoung (A.J.) Jin has been Senior Vice President/Residential, Mixed-Use, and Small Multi-Family Real Estate Lending of the Company since February 2007. Mr. Jin joined the Company in July 1998 as Assistant Secretary/Commercial Loan Officer. Mr. Jin was promoted to Assistant Vice President/Commercial Loan officer in 2000 and to Vice President/Mortgage Loan Officer in 2002. Prior to joining the Company, Mr. Jin was Assistant Vice President, Consumer Lending Loan Officer at Korea Exchange Bank, and prior to that he held the position of Loan Administrator at Korea First Bank of New York.

Theresa Kelly has been Senior Vice President/Business Banking of the Company since May 2006. Prior to joining the Company, Ms. Kelly held various Senior Vice President positions within the Commercial Banking Group and Business Financial Services Group for Bank of America since 2000. Prior to her work at Bank of America, Ms. Kelly worked at Citibank as Senior Relationship Manager-Business and Professional Sales.

Robert G. Kiraly has been Senior Vice President/Chief Internal Auditor of the Company since June 2007. Mr. Kiraly joined the Company in July 2006 as First Vice President & Chief Auditor. Prior to joining the Company, Mr. Kiraly held senior management positions at New York Community Bank and Long Island Commercial Bank in the Executive Oversight group since 2004. Prior to that, Mr. Kiraly was the Audit Director for Sumitomo Trust & Banking Co. for over ten years.

Gary P. Liotta has been Senior Vice President/Chief Risk Officer of the Company since April 2010. Prior to joining the Company he was Vice President of Investment Management for Morgan Stanley from 2002 to

2010. Prior to that Mr. Liotta was Vice President at Lehman Brothers and an Audit Manager for Ernst and Young. He has also held officer positions at the Federal Home Loan Bank of New York and JP Morgan Chase. Mr. Liotta is a Certified Public Accountant.

Patricia Mezeul has been Senior Vice President/Director of Government Banking of the Company since January 2008. Prior to joining the Company, Ms. Mezeul held the position of Vice President, Senior Team Leader for Commerce Bank from 2002 to 2008 where she successfully established a Government Banking team.

Leeann L. Tannuzzo has been Senior Vice President/Director of Retail Banking and Investment Sales of the Company since January 2010. Ms. Tannuzzo joined the Company in May 2006 as Vice President/Director of Sales where she managed the Company’s Investment & Insurance Program, Training and Retirement Services. In her current position, Ms. Tannuzzo also continues to lead the Company’s Investment & Insurance Program. From May 2005 through May 2006, Ms. Tannuzzo was a Regional Manager & Vice President at the Bank of New York, where she managed 21 retail branches. She held a similar position at the Bank of Smithtown as Vice President of Branch Administration.

Laura J. Walsh has been Senior Vice President/Chief of Staff of the Company since September 2010. Prior to joining the Company, Ms. Walsh held the position of Senior Director/Senior Vice President, Policy and Control for the Citibank Credit Cards division from 1999 to 2009 where she was lead liaison with internal audit, presented to the regulators on internal controls, and managed a staff handling Risk and Control Self-Assessment, Continuity of Business, Sarbanes Oxley, and Information Security. Prior to that role, Ms. Walsh was Vice President of Citicorp Credit Services as a Systems Development Director from 1987 to 1999.

William J. Weichsel has been Senior Vice President/Chief Investment Officer of the Company since June 2007. He was promoted to First Vice President/Chief Investment Officer in July 2006. Mr. Weichsel joined the Company in 2000 as Vice President/Chief Investment Officer. Prior to joining the Company, he held financial management positions at Poughkeepsie Savings, Security Pacific Merchants Bank and the U.S. Treasury Department.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that nine of the twelve members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Mr. Buran is not independent because he is an executive officer of the Company. Mr. Tully is not deemed independent as a result of consulting fees he formerly received from the Company and the Bank. Mr. Nicolosi is not deemed independent as a result of the legal fees his law firm receives for representing the Bank. In evaluating the independence of the remaining directors, the Board considered the payments described below under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons” and determined that they did not impair independence.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2010, the Board of Directors held 12 regular meetings and two special meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which they served.

At least quarterly, the independent directors meet in executive session with no members of Company management present.

The Board of Directors has established the following committees:

Compensation Committee.    The Compensation Committee is composed of Messrs. Russo (Chairman), Grassi, Han and Roe, and Ms. O’Brien, all of whom are independent under Nasdaq independence standards. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, administering formula awards to members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) under the 2005 Omnibus Incentive Plan, and recommending to the Board of Directors awards to employees under the 2005 Omnibus Incentive Plan. The Compensation Committee does not have a charter. This committee meets on an as needed basis. During 2010, this committee met five times. The Report of the Compensation Committee is included on page 27.

Audit Committee.    The Audit Committee is composed of Messrs. Grassi (Chairman), D’Iorio, Hegarty, Roe, and Russo and Ms. O’Brien, all of whom are independent under Nasdaq independence standards and satisfy the Securities and Exchange Commission (“SEC”) independence requirements for audit committee members. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. This committee has the authority to engage independent counsel and other advisers. The charter of the Audit Committee is not available on the Company’s website, but was attached as Appendix A to the Company’s proxy statement for its 2009 annual meeting of stockholders. During 2010, this committee met five times. The Report of the Audit Committee is included on page 49.

Nominating and Governance Committee.    The Nominating and Governance Committee is composed of Messrs. Grassi (Chairman), Bennett, McCabe, Roe, and Russo, all of whom are independent under Nasdaq independence standards. This committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The charter of the Nominating and Governance Committee is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then corporate governance, and then Nominating and Governance Committee Charter. This committee held two meetings during 2010.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, and an Investment Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2010, the Bank Board held 12 regular meetings and two special meetings. The Bank Board maintains Executive, Insurance, Investment, Compensation, Nominating, and Audit Committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a Loan Committee, a Compliance Committee and an Ethics Committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which they served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole stockholder of the Bank.

Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be considered independent under the Nasdaq independence standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the committee.

The Nominating and Governance Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. Although we do not have a written policy with respect to Board diversity, the Nominating and Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Consequently, when evaluating potential nominees, the Nominating and Governance Committee considers individual characteristics that may bring diversity to the Board, including gender, race, national origin, age, professional background, unique skill sets and areas of expertise.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company as described below. Stockholders owning at least 1% of the Company’s outstanding common stock may recommend an individual for consideration by submitting to the committee the name of the individual; his or her background (including education and employment history); a statement of the particular skills and expertise that the candidate would bring to the Board; the name, address and number of shares of the Company owned by the stockholder submitting the recommendation; any relationship or interest between such stockholder and the proposed candidate; and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered by the committee for any annual meeting, the submission must be received by the committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

Board Leadership Structure

Since its formation in 1994, the Company has separated the roles of Chairman of the Board and Chief Executive Officer. We believe it is the Chief Executive Officer’s responsibility to run the Company and the Chairman’s responsibility to run the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have an independent Chairman whose sole job is leading the board. The Board expects that the time that Mr. Buran will be required to devote to the CEO position in the current economic environment will continue to be significant and demanding. By having another director serve as Chairman of the Board, Mr. Buran will be able to focus his entire energy on running the Company.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board does not believe there is any relationship between how the Board oversees management of the Company’s risks and the Board’s leadership structure.

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions between related persons (including directors and executive officers of the Company and the Bank and their immediate family members) and the Company, the Bank or their affiliates are subject to approval by the Nominating and Governance Committee, as set forth in its charter. Officers and directors are regularly reminded of their obligation to seek committee approval of any related party transaction or potential conflict of interest. The committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to the Company.

Under the Bank’s lending policies, mortgage loans are not made to directors and executive officers. There were three loans outstanding to immediate family members of directors with balances in excess of $120,000 at some time since the beginning of 2010. The highest aggregate balance of these loans at any time since January 1, 2010 was $847,500, and the aggregate balance of these loans at January 31, 2011 was $820,900. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. No such loans were made during 2010. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

The Nominating and Governance Committee of the Company approved, in December 2005, the law firm of Nicolosi & Nicolosi LLP, of which Vincent F. Nicolosi is a partner, to represent the Bank in connection with closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers. In that capacity, the law firm of Nicolosi & Nicolosi began representing the Bank in connection with some of its closings in January 2006. In 2010, the borrowers paid an aggregate of $509,700 to the firm of Nicolosi & Nicolosi in this regard. In 2010, the Company and the Bank did not make any payments to the firm of Nicolosi & Nicolosi. Mr. Nicolosi is a director of the Company and the Bank.

John J. McCabe, a director of the Company and the Bank, serves as Chief Equity Strategist of Shay Assets Management, Inc. and is a co-manager of the AMF Large Cap Equity Fund, which is managed by Shay Assets Management. The Bank maintains investments in two funds managed by Shay Assets Management. The Bank’s investment in these funds pre-dates Mr. McCabe’s service as a director. The portion of the management fees paid to Shay Assets Management by these funds that are attributable to investments of the Bank totaled approximately $29,296 in 2010. Mr. McCabe receives no remuneration from the funds. In addition, from time to time the Bank executes trades using the brokerage services of Shay Assets Management.

Mr. Tully retired from his position as Chairman of the Company on February 15, 2011. Upon this date and contingent upon his retirement as Chairman and other circumstances, Mr. Tully received a one-time lump sum payment of $125,000.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Chief Internal Auditor and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he or she serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2010 annual meeting attended such meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then corporate governance, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

C ompensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee consisted of Messrs. Russo (Chairman), Grassi, Han, and Roe, and Ms. O’Brien. None of the members of the Compensation Committee is a former officer of the Company or the Bank.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. One such loan that was outstanding to immediate family members of directors who were members of the Compensation Committee during 2010 had a balance in excess of $120,000 at some time since the beginning of 2010. The highest balance of that loan at any time since January 1, 2010 was $220,700 and the balance of that loan at January 31, 2011 was $215,500. Such loan was made in the ordinary course of business and was fully approved in accordance with all of the Bank’s credit underwriting standards. This loan was included in the loans described under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons.” No such loan was made in 2010. The Bank believes that this loan does not involve more than the normal risk of collectibility or present other unfavorable features.

Role of Executive Officers in Compensation Decisions

The Chairman of the Board of Directors and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. Our Chief Executive Officer makes recommendations to the Committee with respect to compensation for other executive officers, including the structure and terms of these executives’ annual cash incentives and long-term equity incentives. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives. Certain executives assist the Chief Executive Officer in structuring his proposals regarding the design of the annual cash incentives and long-term equity incentives; however, executives do not play any role in setting their own compensation. Our Chief Executive Officer either discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits personnel within our human resources department supports the Compensation Committee in the performance of its responsibilities. During fiscal year 2010, our Chief Financial Officer and Senior Vice President of Human Resources regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business and information about our financial performance. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from the Company’s compensation consultant prior to making any final decisions.

Determining Executive Compensation and the Role of the Consultant

The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Compensation Committee believes it is important to attract and retain highly qualified executive officers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (the “Consultant”), an independent nationally recognized compensation consulting firm, to advise the Compensation Committee with respect to compensation of the Company’s executive officers. The Consultant is retained by the Compensation Committee and reports directly to the Compensation Committee. The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 Omnibus Incentive Plan. In 2010, as in prior years, the Compensation Committee engaged the Consultant. The Consultant met with the Compensation Committee to outline the philosophy for determining the 2010 compensation and discussed trends in the executive compensation arena to be considered. For a discussion of the elements involved in the Compensation Committee’s decisions regarding executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors.

Cash Compensation

For the fiscal year ended December 31, 2010, members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) were entitled to receive an annual retainer of $30,000 from the Bank, with no additional retainer from the Company. In addition in 2010, the Chairman of the Board received a fee of $75,000 for services to the Company and the Bank in those capacities. The Chair of the Audit Committee received an additional annual retainer of $10,000 and the Chair of the Compensation Committee received an additional annual retainer of $5,000. Outside Directors also received meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,000 for each Audit Committee or Compensation Committee meeting attended, and $750 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $2,000,000. For each day that a director conducts such inspections, the director receives a fee of $600 for the first property inspected and $200 for each additional property inspected on that day.

Equity Compensation

Pursuant to the Company’s 2005 Omnibus Incentive Plan, each Outside Director receives an annual award of 3,600 restricted stock units, or shares of restricted stock if so determined by the Compensation Committee, as of January 30 of each year. Upon initial election or appointment to the Board of Directors or a change to Outside Director status, an Outside Director receives a prorated portion of the annual award consisting of 300 shares of restricted stock (or RSUs if so determined by the Compensation Committee) for each full or partial month from the date of such person’s election or appointment or change in status to the following January 30.

Each award to an Outside Director vests with respect to one-third of the underlying shares on the January 30 (or for grants made prior to 2009, June 1) following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent January 30 or June 1, provided the award holder is a director of the Company on each such date. In the event the Outside Director ceases to be a director of the Company before an award has fully vested, the unvested portion of the award is forfeited. Awards to Outside Directors become fully vested in advance of such schedule upon a change of control of the Company or the Bank (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55.

Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards are paid on a current basis, and the awards are settled in stock, generally at the time they vest. An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

Director Retirement Plan

The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside

Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control of the Company or the Bank. However, no benefits will be payable to a director who becomes an Outside Director after January 1, 2004 or who is removed for cause. An eligible director will be paid an annual retirement benefit equal to $48,000, which will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months.

In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director will receive the equivalent of 120 months of benefits. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Deferred Compensation Program for Outside Directors

The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2010 there were no participants in this plan.

Indemnity Agreements

The Company and the Bank have entered into an indemnity agreement with each of the directors which agreements provide for mandatory indemnification of each director to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Outside Directors for the fiscal year ended December 31, 2010.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John E. Roe, Sr.	65,500	44,388	—	—	—	109,888
James D. Bennett	63,350	44,388	—	—	—	107,738
Steven J. D’Iorio	69,950	44,388	—	—	—	114,338
Louis C. Grassi	71,500	44,388	—	—	—	115,888
Sam Han	56,000	44,388	—	—	—	100,388
Michael J. Hegarty	72,500	44,388	—	—	—	116,888
John J. McCabe	55,500	44,388	—	37,652	—	137,540
Vincent F. Nicolosi(5)	67,700	44,388	—	—	—	112,088
Donna M. O’Brien	59,500	44,388	—	—	—	103,888
Michael J. Russo	68,000	44,388	—	—	—	112,388
Gerard P. Tully, Sr.	155,500	44,388	—	—	—	199,888

(1)	John Buran, the President and Chief Executive Officer of the Company and the Bank, is also a director of the Company and the Bank but is not included in this table because, as an employee of the Company and the Bank, he receives no compensation for his services as director. The compensation received by Mr. Buran as an employee of the Company and the Bank is shown in the Summary Compensation Table on page 28.
(2)	Reflects the amount of compensation earned in 2010 for annual retainers, Board and committee Chair retainers and fees, Board and committee meetings, local advisory boards, and property inspection fees.
(3)	Reflects the grant date fair value of awards (excluding the effect of estimated forfeitures) granted in the fiscal year ended December 31, 2010. Assumptions used in the calculation of such amounts are included in note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011. As of December 31, 2010, each Outside Director had 7,200 RSUs outstanding. References to these RSUs for each Director are included in the Stock Ownership of Management Table on page 52.
(4)	No stock options were granted to directors in 2010. As of December 31, 2010, each Outside Director had the following aggregate number of stock option awards outstanding: John E. Roe, Sr., 29,700; Michael J. Hegarty, 86,000 (which includes options granted while he was employed as President and Chief Executive Officer); James D. Bennett, 59,400; Steven J. D’Iorio, 16,875; Louis C. Grassi, 59,400; Sam Han, 0; John J. McCabe, 31,725; Vincent F. Nicolosi, 59,400; Donna M. O’Brien, 16,875; John E. Roe, Sr., 29,700; Michael J. Russo, 44,550; and Gerard P. Tully, Sr., 22,750.
(5)	See “Transactions with Related Persons, Promoters and Certain Control Persons” on page 12 for a description of certain transactions that may be deemed to result in compensation to Mr. Nicolosi.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our institution reported record net income in 2010 while continuing to navigate the challenging economic environment which came to the forefront in 2008. In addition to reporting record earnings, we performed well on key measures which included return on average assets (ROAA), return on average equity (ROAE), deposit growth and net loan growth. In each of these measures, we performed in or near the top quartile against our Peer Group (as defined below).

Elements of 2010 Performance

Our institution’s strong capital, our ability to grow core deposits, and our traditionally strong credit discipline enabled us to increase net income in spite of the extreme challenges of 2010. Our strong performance in 2010 is reflected by the following:

•

Net income for 2010 increased 51.9% to $38.8 million. Diluted earnings per common share increased $0.37, or 40.7% to $1.28 for 2010. The percentage increase in earnings per diluted common share was less than the percentage increase in net income due to the net effect of a 30.6% increase in average common shares used in the computation of earnings per diluted common share and the redemption of preferred stock in October 2009. These additional shares were issued in the common stock offering completed in September 2009.

•	Our institution remains well-capitalized with core and risk-weighted capital ratios of 9.18% and 13.98% as compared to regulatory requirements of 5% and 10%, respectively.

•	Total shareholder return for 2010 was 29.7% as compared to the SNL U.S. Thrift Index of 4.5%.

•	Our return on average equity was 10.3% for 2010, as compared to the thrift industry average of 3.1% (as reported by SNL Financial in their U.S.Thrift Index as of March 3, 2011).

•

We continued to grow our balance sheet in 2010, focusing on our funding sources to reduce our cost of funds. As a result of this focus, core deposits increased $206.9 million (a 14.4% increase), and borrowed funds decreased $351.6 million (a 33.2% decrease) in 2010. As a result of these changes to our funding mix, and a favorable interest rate environment, we were able to reduce our cost of funds 72 basis points to 2.45% for the year.

•	Our institution continues to lend to the New York City Metropolitan market, indicating our strong operating position during adverse macro-economic circumstances.

Summary of 2010 Executive Compensation

Given the performance of the Bank in 2010, we expected our executive compensation programs to provide total compensation to the named executive officers in or near the top quartile. In fact, when considering the base salary, annual bonus and restricted stock grants made in 2010, the named executive officer’s compensation ranked between the 65th and 75th percentiles against the Peer Group. The Compensation Committee noted that the performance of the Bank in 2010, as outlined above, is commensurate with the 65th percentile or above. As a result, the Compensation Committee concludes that the executive compensation plans have a strong pay for performance alignment with our stated compensation philosophy, as outlined below.

Our Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance at or above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of its peer companies.

The Company’s executive compensation program includes both short-term cash compensation and long-term equity compensation, with an emphasis on short-term cash compensation that is tied to the Company’s financial performance. The Compensation Committee believes that such allocation is needed to attract and retain executive officers in the competitive New York City Metropolitan market.

Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (the “Consultant”), an independent nationally recognized compensation consulting firm, to advise the Compensation Committee with respect to compensation of the Company’s executive officers. The Consultant is retained by the Compensation Committee and reports directly to the Compensation Committee. The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 Omnibus Incentive Plan (the “Omnibus Plan”). In 2010, as in prior years, the Committee engaged the Consultant, who prepared an executive total direct compensation analysis with regard to the named executive officers. The Consultant utilized a group of publicly-traded financial institutions (collectively the “Peer Group”), disclosed below, and published industry survey sources, including the 2009/2010 Watson Wyatt Financial Institutions Benchmark Survey and the 2009 Clark Consulting Banking Compensation Survey Report (Northeast), in its analysis.

The Peer Group analysis is typically performed and reviewed annually and the annual performance based incentive awards are based on the Company’s performance and/or departmental criteria for that year. Our philosophy of determining long-term equity awards has been typically targeted at the 75th percentile, and is determined by the Compensation Committee according to performance as outlined in the “Long Term Equity Incentive Compensation” section.

In order to capture an appropriate view of the Company’s competitors, the Consultant utilized the following Peer Group, consisting of 20 banks which are close to the Company’s size (generally, no more than twice as large and no less than half the size of the Company) and which are located in major urban/suburban areas of the Northeast United States. The Compensation Committee’s goal with respect to a peer group is to objectively determine and appropriately reflect compensation practices for similar banks. The Compensation Committee believes the Peer Group reflects the banks that the Company competes with for talent and for stockholder investment.

Beneficial Mutual Bancorp, Inc.	Provident Financial Services, Inc.
Berkshire Hills Bancorp, Inc.	Provident New York Bancorp
Community Bank System, Inc.	Signature Bank
Dime Community Bancshares, Inc.	Smithtown Bancorp, Inc.
First Niagara Financial Group, Inc.	Sterling Bancorp
Independent Bank Corp.	Sun Bancorp, Inc.
Investors Bancorp, Inc.	Tompkins Financial Corporation
National Penn Bancshares, Inc.	TrustCo Bank Corp NY
NBT Bancorp Inc.	Washington Trust Bancorp, Inc.
New Alliance Bancshares, Inc.	WSFS Financial Corporation

In determining the amount of compensation for the named executive officers, the Compensation Committee would typically review each element of total direct compensation against the Peer Group. Based on the recommendation of the Consultant, the Compensation Committee would then consider setting salaries within a range of plus or minus 20 percent of the median salary of the Peer Group to reward for long-term sustained individual performance. However, in 2010, due to factors discussed below, the Compensation Committee did not approve salary increases for our named executive officers (with one exception, discussed below). The Compensation Committee continues to focus on maintaining total compensation within our disclosed philosophy by assuring the variable components of compensation have a strong pay-for-performance orientation.

Total direct compensation was targeted to reflect the performance of the Company so that when the Company performs at the 75th percentile against its peers, compensation will be near the 75th percentile of the market. The Company has consistently performed at or above the 75th percentile of the thrift industry based on certain financial and operational performance indicators which included return on average equity and return on average assets. For 2010 the Company ranked 8th and 11th out of 126 thrifts in regard to return on average equity and return on average assets, respectively, as reported by SNL Financial in their U.S. Thrift Index as of March 3, 2011.

The Compensation Committee considered other factors when determining compensation amounts, such as the individual executive’s level of responsibility, individual performance, the financial and operational performance of the Company, and the Company’s performance in relation to internal budgeted amounts and performance of competitors. Indicators of financial and operational performance considered by the Compensation Committee include, among others, total assets, core operating pre-tax income, core operating earnings per diluted common share, core operating return on average equity and book value per share. The achievements of certain strategic goals that are part of the Company’s Strategic Plan were also taken into consideration. The Compensation Committee also compared the Company’s performance against the performance of the Peer Group with respect to certain other indicators, including such performance measures as return on average assets, return on average equity, net interest margin, and efficiency ratio.

Our 2010 Executive Compensation Components

As in prior years, for the fiscal year ended December 31, 2010, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance-based annual incentive compensation;

•	long-term equity incentive compensation denominated in restricted stock;

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary

Base salary is designed to provide competitive levels of guaranteed compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. The Compensation Committee also uses annual base salary adjustments to reflect an individual’s performance or changed responsibilities. Base salary levels are also important because they are used to determine the target amount of the performance based incentive bonuses and the amount of retirement benefits.

As discussed above, in determining the base salary of named executive officers, the Compensation Committee considered a variety of factors including the individual executive’s level of responsibility and individual performance and the financial and operational performance of the Company and the Bank in relation to internal budgeted amounts and performance of competitors. The benchmarking analysis prepared by the Consultant for 2010 indicated that base salary levels of most of the Company’s named executive officers were above the median. Due to the Company’s participation in the Troubled Asset Relief Program (“TARP”), salary adjustments were made in 2009 to address retention concerns because TARP restrictions constrained our ability to provide annual and long-term incentive compensation, while many of our competitors were not constrained by the TARP restrictions. These restrictions were eliminated for 2010 when the Company exited the TARP in late 2009. Since restrictions on annual and long-term incentive compensation no longer applied, the Compensation Committee determined that no increase in base salary would be granted to the named executive officers for 2010 with the exception of Ms. Kelly. Ms. Kelly received a 5% base salary increase in June 2010 based upon her salary in relation to the market data, her scope of duties, and her overall role at the Bank.

Performance-Based Annual Incentive

The Company provides senior executives, including the named executive officers, with performance-based annual incentive bonuses as a form of short-term incentive to compensate them for services rendered during the year and drive achievement of performance goals for the year. These bonuses are provided under the Company’s Annual Incentive Plan for Executives and Senior Officers (the “Incentive Bonus Plan”).

The Incentive Bonus Plan permits the Compensation Committee to select a range within which corporate performance must fall for annual bonuses to be awarded. The range consists of a threshold level or minimum performance level necessary to earn a bonus and below which no bonus is paid; a maximum level, or performance level necessary to earn the maximum bonus and beyond which no additional bonus can be earned; and a target level, or performance level necessary to earn the target bonus. Determinations of award targets and actual awards under the Incentive Bonus Plan have been generally intended to comply with Section 162(m) of the Internal Revenue Code as contemplated by the Omnibus Plan, which also permits awards not structured to so comply.

For all of our named executive officers, except Ms. Kelly, the criteria used were solely Company-wide. These criteria consisted of core operating earnings per diluted common share and core operating return on average equity, with each of these factors weighted equally. The Compensation Committee concluded that these criteria, which are the same criteria as used for 2009, continued to be appropriate. They are recognized industry metrics and are appropriate for the Company in particular by combining and equally weighting financial performance incentives based on a traditional operating basis per common share and performance incentives based on the return on equity, which is a well-recognized measure of Company performance and profitability. For Ms. Kelly, who has departmental responsibility for Business Banking, the bonus was based 70% on the above Company-wide criteria and 30% on departmental criteria, specifically loan advances and increases in core deposit amounts. Target level performance for these factors was set as follows:

•

Core operating earnings per diluted common share of $1.10. For this purpose, diluted operating earnings per common share excludes any gains or losses from balance sheet or corporate restructurings, net gains or losses for financial assets and financial liabilities carried at fair value, other-than-temporary impairment charges, net gains or losses on the sale of securities, changes to income tax laws, non-recurring items and merger related charges.

•	Core operating return on average equity of 8.82%. For this purpose, the items excluded above for determining diluted operating earnings per common share are also excluded.

•

With respect to Ms. Kelly, the target operating departmental performance components were set at levels that the Compensation Committee considered would collectively be reasonably difficult for her to achieve based on historical performance of those metrics and the reasonable expectation regarding achievement of those criteria in 2010. The specific criteria set for 2010 were not collectively achieved in 2009 and thus required improved performance for achievement in 2010.

The target performance levels were consistent with the Company’s 2010 Strategic Plan, and in each case required achievement over 2009 actual results in spite of a 30.6% increase in the number of common shares used to calculate earnings per diluted common share and a 14.8% increase in average equity. For each performance factor, the threshold performance level was set at 80% of the target level.

The Compensation Committee approved the Incentive Bonus Plan for 2010 which specified the target bonus for the CEO/President was equal to fifty percent (50%) of his base salary, the target bonus for each Executive Vice President was forty percent (40%) of his or her base salary, and the target bonus for each other participant was equal to thirty percent (30%) of his or her base salary. Failure to achieve at least the threshold level of performance would result in no bonus being paid, achievement of the threshold level of performance would result in a bonus equal to 60% of the target bonus, and performance at or beyond the maximum level of performance would result in a bonus equal to 125% of the target bonus. Performance results within these benchmarks are prorated for incentive purposes. Target, minimum and maximum bonus amounts for established performance targets were subject to reduction, but not increase, at the discretion of the Compensation Committee.

The Compensation Committee met in January 2011 to determine the amounts earned under the Incentive Bonus Plan and determined that quantitative Company-wide performance had exceeded target levels. The chart below provides the performance level needed for each of the three payout levels, the Company’s actual performance, and the resulting achievement in relation to target:

	Threshold	Target	Maximum	Achievement	Percentage to Target
Core operating earnings per diluted common share	$0.88	$1.10	$1.21	$1.14	104%
Core operating return on average equity	7.06%	8.82%	9.70%	9.16%	104%

For Ms. Kelly, who has departmental responsibility for Business Banking, the bonus was based 70% on the above Company-wide criteria and 30% on departmental criteria, specifically loan advances and increases in core deposit amounts. Ms. Kelly achieved approximately 98% of target on loan advances and attained 110% of target on core deposits.

Long-Term Equity Incentive Compensation

The Company provides the named executive officers with long-term equity incentive compensation to encourage them to focus on long-term Company performance and to provide an opportunity for them to increase their stake in the Company. Long-term equity incentive compensation awards are structured in accordance with the shareholder approved Omnibus Plan.

In January 2010, the Compensation Committee granted restricted stock units to each of our named executive officers. The Company moved from a mix of stock options and restricted stock units to restricted stock units only. This was done in an effort to more strongly align the named executive officer’s equity compensation with that of the shareholders’ interests and to also mitigate total shareholder dilution. The awards were intended to provide incentives that focus our management team on the task of creating long-term shareholder value. The sizes of these awards were determined by a number of factors, including the individual performance of the named executive officers. In determining the type of award, the Compensation Committee considered the practical and quantitative aspects of its recent company-wide utilization of shares (burn rate) and the availability of shares for future grant under the Company’s equity plan. The grants are shown in detail in the Grants of Plan Based Awards Table on page 29. The vesting schedule of the grants is the same as the majority of our prior grants. Specifically, the grants vest 20% on each of the first five anniversaries of the grant, which is intended to encourage retention of our executive team and to motivate them to consider Company performance from a long-term as well as a short-term horizon.

Tax Qualified Retirement Benefits

The Company provides tax-qualified retirement benefits to substantially all of its employees, including the named executive officers, in order to provide a competitive compensation package within the market that the Company operates.

In 2006 the Company froze its defined benefit Retirement Plan and replaced it with the Defined Contribution Retirement Program (“DCRP”). Under the DCRP, employees receive an annual Company contribution equal to 4% of their eligible base salary (up to tax law limits).

The Company offers a tax-qualified retirement savings plan pursuant to which all full-time employees are eligible to contribute up to 25% of their annual salary on a pre-tax basis. The Company matches 50% of the first 6% of salary contributed by the employee. Additionally, the Company may make a profit sharing contribution in an amount determined by the Company’s Board of Directors each year in its discretion. For 2010, the contribution was approximately 6% of eligible compensation (defined generally as base salary and annual bonus).

Supplemental Retirement Benefits

In addition to the tax-qualified retirement benefits discussed above, the Company provides the named executive officers and certain other executives with the opportunity to participate in a supplemental retirement plan, the Supplemental Savings Incentive Plan (“SSIP”), which offers these individuals the opportunity to receive benefits not permitted to be provided under the tax-qualified plans due to Internal Revenue Code limitations.

The SSIP allows participating executives to defer a portion of their compensation in excess of the amount permitted under the tax-qualified plan. The Bank matches 50% of each participant’s contributions to the SSIP.

The Bank also credits each participant’s account in the SSIP with a number of phantom shares of common stock of the Company equal to the number of shares of common stock that would have been contributed to the participant’s profit sharing account under the tax-qualified plan but were not due to tax law limits. When dividends are paid on the common stock, dividend equivalents are deemed reinvested in additional phantom shares. These amounts are required to remain invested as phantom shares of Company common stock (whose value is determined by reference to the price of the Company’s common stock) until the participant’s termination of employment, thereby further aligning our executives’ interests with those of our stockholders. The Company wants management-level employees to have a significant investment in Company common stock and believes it is appropriate to have a portion of their supplemental retirement benefits invested in this way.

Under his employment agreement, Mr. Buran participates in a supplemental executive retirement plan (the “SERP”) as discussed in detail under the heading “Potential Payments Upon Termination or Change of Control” on page 34.

Perquisites and Other Personal Benefits

Perquisites and other benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. Perquisites and other personal benefits provided to the named executive officers are reviewed annually. The named executive officers are provided with the use of a company automobile. The use of company automobiles is largely for business purposes. Named executive officers bear the tax cost attributable to their personal usage of the Company automobile. Attributed costs of this perquisite and other personal benefits for the named executive officers for the fiscal year ended December 31, 2010 are not included in the Summary Compensation Table on page 28 since the aggregate incremental cost to the Company due to personal use for each named executive officer was less than $10,000.

Each named executive officer and certain other officers are offered the opportunity to participate in the Bank Owned Life Insurance (“BOLI”) provided by the Bank. In the event of a BOLI participant’s death while employed by the Bank, his or her beneficiaries are entitled to a death benefit from the policy equal to two times the participant’s base salary at the time of death. Upon retirement from the Bank or termination from the Bank with five years of service, the death benefit coverage under the policy reduces to one time the base salary. At the time the Bank purchased the insurance policy providing for this coverage, it paid a single premium intended to fully fund the policy. The Summary Compensation Table on page 28 reflects the value of the insurance coverage provided under the policy in accordance with Internal Revenue Service guidelines.

Employment Agreements

The Company has entered into employment agreements with the named executive officers. Information regarding payments to the named executive officers pursuant to such employment agreements upon termination of employment or a change of control is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 34. Mr. Buran’s employment agreement also provides for supplemental retirement benefits, as described under the heading “Potential Payments Upon Termination or Change of Control” on page 34.

Allocation of Executive Compensation

The TARP program, and particularly the uncertainty created by the enactment in February 2009 of legislation further limiting the compensation payable by companies in the TARP program, caused the Compensation Committee to restructure the mix of compensation elements from the allocation the Compensation Committee had historically used. In particular, the limitations on incentive pay added by this legislation led the Compensation Committee to increase the portion of total direct compensation allocated to base salary.

For 2010, the compensation mix was realigned as the TARP restrictions no longer applied. A review in early 2011 conducted by the Consultant found that the mix of compensation for the named executive officers was more in line with market practice, but continues to be slightly more weighted to base salary. We expect that over the following years, the compensation mix will continue to realign away from base salary in proportion to the other components of compensation.

The mix of compensation is also considered in relation to the risk posed by the compensation plans. Base salary is meant to provide a sufficient amount for executives to be secure in years that no incentives are paid, which makes it less likely that excessive risk is taken in order to achieve incentive payouts. Annual incentives are meant to align executives with the strategic goals of the Bank during the year. Long-term equity incentives are utilized in order to align the interests of executives with the shareholders of the Company over a longer period of time. While, again, this encourages some risk taking by executives in order to achieve superior shareholder return, the risk is mitigated by stock ownership guidelines that act to limit the prospective gain by unnecessary short-term risk taking in order to increase the stock price.

We feel this is a good balance of compensation that both encourages appropriate risk taking but mitigates the prospect of taking unnecessary risk.

Executive Stock Ownership Guidelines

In 2006, the Compensation Committee established stock ownership guidelines for executive officers as a way to align more closely the interests of key executives with those of the shareholders. These guidelines provide a direct linkage between executive rewards and Company results and encourage executives to consider Company performance from a long-term as well as short-term horizon.

These stock ownership guidelines apply to all long-term equity awards made to executive officers on or after June 1, 2006. The amount to be retained depends on the executive’s position. The President/CEO and Executive Vice Presidents are required to retain 50% of their “profit shares” and Senior Vice Presidents must retain 25% of their “profit shares.” Profit shares are defined as net shares acquired upon stock option exercises or vesting of full-value awards following payment of applicable taxes with respect to the award. Shares subject to the ownership guidelines must be retained while the executive is employed by the Company until the executive reaches age 61, after which time the executive may dispose annually of 20% of the aggregate number of profit shares then held. Compliance with these guidelines is mandatory for all executive officers of the Company.

Prior Say on Pay Vote

In 2009, we submitted our executive compensation program to an advisory vote of shareholders. The Company’s shareholders voted approximately 87% in favor of our executive compensation programs. The Compensation Committee considered the advisory vote results as a statement of support for the Company’s compensation philosophy and programs and has continued compensation practices intended to implement our pay for performance philosophy.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to each of certain executive officers, excluding from this limit “performance-based” compensation as defined for purposes of that Section. Amounts paid to our named executive officers in 2010 under the Incentive Bonus Plan qualify as “performance-based” compensation, and restricted stock unit awards granted in 2010 do not.

Risk Assessment of Executive Officer Compensation

In 2010, we continued to enhance our current risk assessment processes to comply with the Treasury’s requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the Company. As a community bank regulated by the Office of Thrift Supervision, we have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice. We believe that our executive compensation program reflects a balanced approach to rewarding performance across many different types of financial, customer, and employee performance measures.

Risk Assessment of Senior Executive Officer Plans

The Compensation Committee has reviewed the Company’s compensation programs for senior executive officers with the Company’s Chief Risk Officer. The Company’s Annual Incentive Plan for Executives and Senior Officers, which provides annual performance-based incentive compensation to our named executive officers and other senior officers, contains a number of features that discourage our executives from taking unnecessary and excessive risk, including the following:

•	Performance targets are determined by the Compensation Committee and the Board based on the Company’s Strategic Plan.

•

The performance measures applicable for the Chief Executive Officer and Executive Vice Presidents are 100% based on Company-wide performance, and the measures applicable for the other participants are at least 70% based on Company-wide performance, thereby encouraging the entire management team to make decisions focused on the best long-term interests of the Company as a whole rather than on particular business lines.

•	There is a limit on the amount which can be paid to any executive under the plan, regardless of the amount by which performance exceeds target levels.

•

The Compensation Committee and the Board have discretion to reduce the amount of annual incentive payable below the amount otherwise earned under the plan formula, and in the past have exercised such discretion.

While the Annual Incentive Plan rewards achievement of short-term goals, the Company has several programs which encourage long-term value creation. Equity awards under the Company’s Omnibus Plan are granted by the Compensation Committee subject to Board approval. In recent years the grants to senior executives have provided for vesting in equal installments over a five-year period from the date of grant. Moreover, the Company’s Executive Stock Ownership Guidelines require executive officers to hold a specified percentage of the shares acquired as equity awards throughout the period of their employment. In addition, the Company’s Supplemental Savings Incentive Plan provides that supplemental credits (amounts that cannot be credited as tax-qualified profit sharing contributions) be credited in the form of phantom shares of Company common stock and be held in such form until termination of employment.

We believe that our approach to goal setting, setting of targets with payouts at multiple levels of performance, evaluation of performance results, and negative discretion in the payout of incentives results in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Features of our programs reflect sound risk management practices. We believe that we have allocated our compensation among base salary and short and long term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking. Moreover, the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk.

In addition, both the senior executive officer plans and the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our risk review with the Company’s Chief Risk Officer, accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael J. Russo, Chairman

Louis C. Grassi, CPA

Sam Han

Donna M. O’Brien

John E. Roe, Sr.

Summary Compensation Table

The table below summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008. The Company has entered into employment agreements with the named executive officers. A description of the material terms of these employment agreements is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 34.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
John R. Buran	2010	773,500	—	209,780	—	423,130	23,051	176,746	(4)	1,606,207
President and Chief Executive Officer of the Company and the Bank	2009	735,054	—	153,648	25,704	140,120	13,450	154,422		1,222,398
	2008	570,000	—	213,070	76,640	290,700	20,403	155,086		1,325,899

David W. Fry	2010	334,800	—	125,868	—	146,517	21,403	59,284	(5)	687,872
Executive Vice President, Treasurer and Chief Financial Officer of the Company Executive Vice President/Finance of the Bank	2009	316,105	—	78,021	16,506	60,258	12,151	52,536		535,577
	2008	236,500	—	125,905	50,295	96,900	18,771	48,395		576,766

Maria A. Grasso	2010	411,750	—	150,548	—	180,193	—	70,718	(6)	813,209
Executive Vice President and Chief Operating Officer of the Company and the Bank, and Corporate Secretary	2009	388,758	—	99,379	17,514	74,107	—	58,999		638,757
	2008	290,000	—	164,645	50,295	119,200	—	53,717		677,857

Francis W. Korzekwinski	2010	357,750	—	125,868	—	156,561	32,506	62,931	(7)	735,616
Executive Vice President and Chief of Real Estate Lending of the Company and the Bank	2009	337,773	—	80,364	16,506	64,388	14,554	53,903		567,488
	2008	255,000	—	125,905	50,295	103,600	24,960	49,499		609,259

Theresa Kelly	2010	246,681	—	59,232	—	83,139	—	46,710	(8)	435,762
Senior Vice President Business Banking of the Company and the Bank	2009	235,243	—	47,667	5,544	42,417	—	42,603		373,474
	2008	207,500	—	67,795	14,370	56,200	—	39,046		384,911

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the 401(k) Savings Plan or the Supplemental Savings Incentive Plan (“SSIP”). Amounts deferred into the SSIP are shown in the “Registrant Contribution in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 33.
(2)	Reflects the grant date fair value (excluding the effect of estimated forfeitures) for grants made in the fiscal years ended December 31, 2010, 2009 and 2008, all of which were granted pursuant to the 2005 Omnibus Incentive Plan. Assumptions used in the calculation of such amounts are included in note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011.
(3)	Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Retirement Plan, which is the Bank’s only defined benefit pension plan. Amounts are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The Retirement Plan was frozen effective September 30, 2006. Ms. Grasso and Ms. Kelly are not eligible to participate in the Retirement Plan because it was frozen before they satisfied the eligibility requirements. There are no above-market or preferential earnings on deferred compensation because earnings under all non-qualified defined contribution and deferred compensation plans are pegged to investments that are available to the general public.
(4)	Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the Defined Contribution Retirement Program (“DCRP”), $14,902 in profit sharing contributions, $50,000 in contributions credited to a bookkeeping account to provide supplemental retirement benefits (“SERP”) pursuant to Mr. Buran’s employment agreement , $91,555 in contributions allocated by the Company pursuant to the SSIP, and $3,139 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(5)	Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $14,902 in profit sharing contributions, $26,002 in contributions allocated by the Company pursuant to the SSIP, and $1,230 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(6)	Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $14,902 in profit sharing contributions, $38,159 in contributions allocated by the Company pursuant to the SSIP, and $507 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(7)	Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $14,902 in profit sharing contributions, $30,305 in contributions allocated by the Company pursuant to the SSIP, and $574 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(8)	Consists of $6,576 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $14,902 in profit sharing contributions, $15,022 in contributions allocated by the Company pursuant to the SSIP, and $410 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

Grants of Plan Based Awards in 2010

All stock and non-equity incentive plan awards granted by the Company to the named executive officers in 2010 are shown in the following tables. They were all granted under the 2005 Omnibus Incentive Plan.

Name	Grant Date	Estimated Possible Payments under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
John R. Buran	1/29/2010				17,000	—	209,780
	2/23/2010	232,050	386,750	483,438

David W. Fry	1/29/2010				10,200	—	125,868
	2/23/2010	80,352	133,920	167,400

Maria A. Grasso	1/29/2010				12,200	—	150,548
	2/23/2010	98,820	164,700	205,875

Francis W. Korzekwinski	1/29/2010				10,200	—	125,868
	2/23/2010	85,860	143,100	178,875

Theresa Kelly	1/29/2010				4,800	—	59,232
	2/23/2010	45,511	75,852	94,815

(1)	Reflects total amounts payable under the Incentive Bonus Plan at threshold, target and maximum levels of performance. For 2010, amounts were payable for performance slightly above target level. The performance targets and the extent to which they were achieved are discussed under the heading “Executive Compensation—Compensation Discussion and Analysis” on page 19.
(2)	All of these awards are grants of restricted stock units. They vest 20% per year beginning on the first anniversary of the date of grant, but vest in full upon the holder’s retirement, death or disability, or upon a change in control. The RSUs provide for current payment of cash dividends.

Outstanding Equity Awards at 2010 Fiscal Year-End

Name:	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
John R. Buran	1/29/10	—	—	—	—	17,000	238,000
	12/21/09	—	—	—	—	7,216	101,024
	1/30/09	4,080	16,320	8.44	1/29/2019	7,040	98,560
	6/17/08	6,400	9,600	19.37	6/16/2018	6,600	92,400
	6/19/07	9.000	6,000	16.65	6/18/2017	4,000	56,000
	6/20/06	12,000	3,000	16.44	6/19/2016	2,000	28,000
	6/21/05	70,000	—	17.88	6/20/2015	—	—
	6/15/04	10,000	—	16.77	6/14/2014	—	—
	6/17/03	18,000	—	13.47	6/16/2013	—	—
	6/18/02	37,500	—	12.37	6/17/2012	—	—

Totals		166,980	34,920	—	—	43,856	613,984

David W. Fry	1/29/10	—	—	—	—	10,200	142,800
	12/21/09	—	—	—	—	3,103	43,442
	1/30/09	—	10,480	8.44	1/29/2019	4,160	58,240
	6/17/08	4,200	6,300	19.37	6/16/2018	3,900	54,600
	6/19/07	6,000	4,000	16.65	6/18/2017	2,400	33,600
	6/20/06	8,000	2,000	16.44	6/19/2016	1,200	16,800
	6/21/05	5,000	—	17.88	6/20/2015	—	—
	6/15/04	10,000	—	16.77	6/14/2014	—	—
	6/17/03	2,400	—	13.47	6/16/2013	—	—

Totals		35,600	22,780	—	—	24,963	349,482

Maria A. Grasso	1/29/10	—	—	—	—	12,200	170,800
	12/21/10	—	—	—	—	3,817	53,438
	1/30/09	2,780	11,120	8.44	1/29/2019	5,440	76,160
	6/17/08	4,200	6,300	19.37	6/16/2018	5,100	71,400
	6/19/07	6,000	4,000	16.65	6/18/2017	3,200	44,800
	5/01/06	40,000	10,000	16.79	4/30/2016	2,100	29,400

Totals		52,980	31,420	—	—	31,857	445,998

Francis W. Korzekwinski	1/29/10	—	—	—	—	10,200	142,800
	12/21/09	—	—	—	—	3,316	46,424
	1/30/09	2,620	10,480	8.44	1/29/2019	4,160	58,240
	6/17/08	4,200	6,300	19.37	6/16/2018	3,900	54,600
	6/19/07	6,000	4,000	16.65	6/18/2017	2,400	33,600
	6/20/06	4,000	1,000	16.44	6/19/2016	1,200	16,800
	6/21/05	5,000	—	17.88	6/20/2015	—	—
	6/15/04	4,000	—	16.77	6/14/2014	—	—
	6/17/03	7,500	—	13.47	6/16/2013	—	—

Totals		33,320	21,780	—	—	25,176	352,464

Theresa Kelly	1/29/10	—	—	—	—	4,800	67,200
	12/21/09	—	—	—	—	2,185	30,590
	1/30/09	880	3,520	8.44	1/29/2019	2,240	31,360
	6/17/08	1,200	1,800	19.37	6/16/2018	2,100	29,400
	6/19/07	3,000	2,000	16.65	6/18/2017	1,400	19,600
	5/31/06	8,000	2,000	16.74	5/30/2016	700	9,800

Totals		13,080	9,320	—	—	13,425	187,950

(1)	All options listed vest at a rate of 20% per year over the first five years of the ten year option term with the exception of the 2004 and 2005 option grants (expiring in 2014 and 2015) which became 100% vested on December 21 of their respective years.
(2)	Pursuant to the 2005 Omnibus Incentive Plan and the Company’s 1996 Stock Option Incentive Plan that preceded it, the exercise price equals the mean of the high and low sales price of the Company’s common stock on the last trading day before the grant date.
(3)	All restricted shares/units vest at a rate of 20% per year over a period of five years, except for the RSUs granted on December 21, 2009 (which were granted in lieu of cash payment under the Company’s annual incentive plan as a result of TARP restrictions), which vest 40% on the second anniversary of the date of grant and an additional 20% on each subsequent anniversary of the date of grant.
(4)	Market value is based on the closing market price of the Company’s common stock on December 31, 2010.

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Buran	33,750	113,063	13,960	181,367
David W. Fry	7,120	15,453	5,740	74,302
Maria A. Grasso	—	—	6,760	89,280
Francis W. Korzekwinski	18,000	25,740	5,740	74,302
Theresa Kelly	—	—	2,660	34,730

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Bank’s Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
John R. Buran	Retirement Plan	5.7	201,995	—
David W. Fry	Retirement Plan	7.8	181,312	—
Maria A. Grasso(3)	Retirement Plan	—	—	—
Francis W. Korzekwinski	Retirement Plan	13.0	201,015	—
Theresa Kelly(3)	Retirement Plan	—	—	—

(1)	Number of years of credited service was frozen under the Retirement Plan as of September 30, 2006.
(2)	Present value of accumulated benefit as of December 31, 2010. See note 11 to the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K for that year for the assumptions used in determining this value. Estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer, based on the assumption that such officer retires at age 65 with no increase in compensation or “social security compensation” from that in effect in 2006.
(3)	Ms. Grasso and Ms. Kelly joined the Company in May of 2006. They are not eligible for the Bank’s Retirement Plan because they did not satisfy the one year of service eligibility requirement prior to the plan freeze.

Participants in the Retirement Plan earn a full annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) 0.45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to Internal Revenue Service regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years. Participants also earn a full annual retirement benefit upon retirement at age 62 with 20 years of service. Participants earn a reduced annual early retirement benefit upon retirement at age 60 (without regard to their years of service) or if their age plus the number of years of credited service equals 75. The early retirement benefit is generally the full retirement benefit reduced by 0.25% for each month the benefit commences prior to age 65 (prior to age 62 if the retiree has 20 years of service).

The Retirement Plan was frozen effective as of September 30, 2006. As a result, no additional benefits will accrue after that date. In applying the above benefit formulas, compensation and service after September 30, 2006 will be disregarded, except that service after that date will continue to be recognized in determining vested service and eligibility for early retirement. Compensation taken into account under the plan is limited to $220,000, which is the limit that was in effect for 2006.

Benefits under the Retirement Plan are paid in the form of a monthly annuity for the life of the retiree. Retirees may elect one of several actuarially equivalent alternative annuity forms of benefit under which monthly benefits would be reduced during the life of the retiree but benefits would continue to be payable after the retiree’s death, either for the life of the retiree’s beneficiary or for a specified number of years.

Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2010 annual benefits were limited to $195,000. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

Nonqualified Deferred Compensation

Pursuant to the Bank’s Supplemental Savings Incentive Plan (“SSIP”), eligible officers, including all of the named executive officers, may defer a portion of their compensation and receive matching credits with respect to such deferrals. Effective March 1, 2008, eligibility was limited to Senior Vice Presidents and above, grandfathering all Vice Presidents then participating or who became eligible to participate in 2008. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. Officers may elect to defer up to 15% of salary less 6% of his or her compensation as defined under the Bank’s 401(k) Savings Plan. The Bank credits each participant with matching credits in an amount equal to 50% (or such other percentage as determined by the Board of Directors on a prospective basis) of the participant’s deferral.

All of the above credits may be invested by executives in any funds available under the SSIP. The table below shows the funds available under the SSIP, and their annual rate of return for the calendar year ended December 31, 2010, as reported by the administrator of the SSIP.

Name of Fund	Rate of Return
Goldman Sachs Growth and Income Fund	11.82%
Goldman Sachs Structured Small Cap Growth Fund	31.61%
Goldman Sachs Government Income Fund	5.11%
Fidelity Money Market Fund	0.06%

Supplemental credits, in the amount that would have been credited to a participant’s account in the 401(k) Savings Plan as discretionary profit sharing contributions but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares. All phantom shares credited under the SSIP are required to remain invested as phantom shares until the participant’s termination of employment.

Amounts deferred by a participant are always fully vested. Matching credits and supplemental credits vest in accordance with the same schedule as the corresponding contributions under the tax-qualified plan, which generally vest in 20% increments upon completion of each of the first five years of service, but vest in full upon the participant’s retirement, death, or disability or upon a change in control.

Benefits under the SSIP are paid in cash, in either a lump sum payment or in annual installments, as elected by the executive. Amounts credited prior to 2010 cannot be distributed prior to a participant’s termination of employment. For amounts credited beginning in 2010, a participant may elect to have all or a portion of the compensation deferred at the participant’s election, together with the related matching credits (to the extent vested), distributed prior to termination of employment. The participant must specify the amount and date of distribution at the time he or she elects to defer the compensation, and the distribution date must be at least two years after the deferral election is made.

Pursuant to Mr. Buran’s employment agreement, the Company annually credits $50,000 to a bookkeeping account as a supplemental retirement benefit (“SERP”). Amounts credited to Mr. Buran’s SERP account may be invested by Mr. Buran in the same funds available under the SSIP, which funds are listed above. Mr. Buran’s SERP is discussed in further detail under the heading “Potential Payments Upon Termination or Change of Control” on page 34.

Nonqualified Deferred Compensation Table

The following table provides information regarding contributions, earnings and account balances under the SSIP and the SERP. An employee’s right to receive benefits under these arrangements is no greater than the right of an unsecured general creditor of the Bank or the Company.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contribution in Last Fiscal Year(2) ($)		Aggregate Earnings (Loss) in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
John R. Buran	101,329	141,555	(4)	249,670	(5)	—	1,488,300	(6)
David W. Fry	33,145	26,002		99,736		—	445,745
Maria A. Grasso	47,063	38,159		27,907		—	269,640
Francis W. Korzekwinski	38,959	30,305		22,218		—	545,433
Theresa Kelly	24,421	15,022		10,026		—	135,190

(1)	Reflects amounts deferred into the SSIP. These amounts are also included in the “Salary” column in the Summary Compensation Table on page 28.
(2)	Reflects Bank credits under the SSIP and, where indicated, under the SERP, including amounts credited in 2011 that relate to 2010. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table on page 28.
(3)	Consists of account balance at December 31, 2010 plus amounts credited in 2011 that relate to 2010. For each named executive officer, includes the following amounts which have been reported in the “Salary” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $384,305; Mr. Fry, $126,959; Ms. Grasso, $133,001; Mr. Korzekwinski, $140,213; and Ms. Kelly, $79,561. Includes the following amounts which have been reported in the “All Other Compensation” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $576,346; Mr. Fry, $86,544; Ms. Grasso, $98,974; Mr. Korzekwinski, $97,230; and Ms. Kelly, $46,890.
(4)	Reflects $91,555 of contributions under the SSIP and $50,000 of contributions under the SERP.
(5)	Reflects unrealized net gains of $198,980 of earnings under the SSIP and $50,690 of earnings under the SERP.
(6)	Reflects $1,199,681 in aggregate balance under the SSIP and $288,619 in aggregate balance under the SERP.

Potential Payments Upon Termination or Change of Control

The following table summarizes the potential payments and benefits that each of the named executive officers would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company or the Bank. In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2010. The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously-vested stock options (which amount can be calculated from the Outstanding Equity Awards at 2010 Fiscal Year-End Table), amounts payable under the Bank’s Retirement Plan (shown in the Pension Benefits Table) and amounts payable under the SSIP (shown in the Nonqualified Deferred Compensation Table) that were vested prior to the event. The table below also does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under tax-qualified plans.

Potential Payments Upon Termination of Employment

	Cash Severance Payment	SSIP or SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
John R. Buran
Voluntary Resignation Without Good Reason or Termination for Cause	—	$288,619	—	—	—	—	—	$288,619
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	$288,619	—	$704,723	—	—	$1,547,000	$2,540,342
Disability(6)	$1,554,364	$500,000	—	$704,723	—	—	—	$2,759,087
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$3,416,792	$500,000	$64,691	$603,699	—	—	—	$4,585,182
Change of Control(7)	$3,416,792	$500,000	$64,691	$704,723	$1,855,614	$913,503	—	$7,455,323
David W. Fry
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$407,751	—	—	$669,600	$1,077,351
Disability(6)	$471,907	—	—	$407,751	—	—	—	$879,658
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$959,813	—	$70,727	$364,309	—	—	—	$1,394,849
Change of Control(7)	$959,813	—	$70,727	$407,751	$568,859	$372,499	—	$2,379,649
Maria A. Grasso
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	$23,728	—	$507,825	—	—	$823,500	$1,355,053
Disability(6)	$580,370	$23,728	—	$507,825	—	—	—	$1,111,923
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,180,471	—	$2,964	$454,387	—	—	—	$1,637,822
Change of Control(7)	$1,180,471	$23,728	$2,964	$507,825	$687,572	$430,449	—	$2,833,009
Francis W. Korzekwinski
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$410,733	—	—	$715,500	$1,126,233
Disability(6)	$504,256	—	—	$410,733	—	—	—	$914,989
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,025,721	—	$27,372	$364,309	—	—	—	$1,417,402
Change of Control(7)	$1,025,721	—	$27,372	$410,733	$585,575	$399,321	—	$2,448,722

	Cash Severance Payment	SSIP or SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
Theresa Kelly
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	$10,246	—	$207,521	—	—	$505,680	$723,447
Disability(6)	$356,383	$10,246	—	$207,521	—	—	—	$574,150
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$689,347	—	$2,222	$176,931	—	—	—	$868,500
Change of Control(7)	$689,347	$10,246	$2,222	$207,521	$388,395	$264,186	—	$1,561,917

(1)	Mr. Buran is the only executive officer of the Company and the Bank who is entitled to receive a SERP benefit. The amount of the benefit depends on the circumstances of his termination of employment, as described below. For Ms. Grasso and Ms. Kelly, amounts shown in this column reflect accelerated vesting of SSIP benefits, which benefits are fully vested for other executive officers and disclosed under the heading “Nonqualified Deferred Compensation” on page 32.
(2)	Reflects present value of such benefits using a 5.25% discount rate. See description under “Employment Agreements” following this table.
(3)	Reflects the value of restricted stock and RSUs and the option spread of stock options whose vesting is accelerated on the termination of employment or change of control, in each case based on the closing price of the Company’s common stock on December 31, 2010.
(4)	See description under “Change of Control Arrangements” following this table.
(5)	Death benefit under the BOLI policy is equal to two times the named executive officer’s base salary if the executive dies while employed by the Bank. If death occurs after retirement or other termination of employment from the Bank with five years of service, the death benefit reduces to one time the base salary.
(6)	In the event of termination of employment on account of death or disability prior to a change of control, the Compensation Committee may, in its sole discretion, award the executive officer a bonus for the year of termination, in an amount determined by the Compensation Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Company would pay such bonus to the executive officer or, in the event of death, to his or her designated beneficiaries or estate, as the case may be. In the event of the executive officer’s termination of employment on account of death or disability after a change of control, the Company would pay the executive officer or, in the event of death, his or her designated beneficiaries or estate, as the case may be, a pro rata portion of the bonus for the year of termination, determined by multiplying the amount of the bonus earned by the executive officer for the preceding calendar year by the number of full months of employment during the year of termination, and then dividing by 12.
(7)	If termination occurs prior to a change of control, the executive will receive a pro rata portion of the bonus payable for the year of termination (to the extent the performance goals for the year were satisfied). If termination follows a change of control, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). The table includes an amount on account of this payment (in the Cash Severance Payment column) because the Company paid bonuses for 2010 in January 2011, and so a bonus for 2010 would have been payable had the change of control occurred on December 31, 2010.

Employment Agreements

The Company and the Bank currently are parties to employment agreements with Messrs. Buran, Fry, and Korzekwinski and Mses. Grasso and Kelly (collectively, the “Employment Agreements”). The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, (2) the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or (3) the executive’s resignation from the Bank and the Company following an event which constitutes “good reason.” Good reason is defined as:

•	failure to re-elect the executive to his or her current offices;

•	a material adverse change in the executive’s functions, duties or responsibilities;

•	relocation of the executive’s place of employment outside of Queens and/or Nassau Counties (unless such location has been agreed to by the executive);

•	failure to renew the Employment Agreement by the Bank or Company;

•	a material breach of the Employment Agreement by the Bank or the Company; or

•	failure of a successor company to assume the Employment Agreement.

The lump sum severance payment under the Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months (36 months in the case of Mr. Buran). In addition, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (which, in the case of termination after a change of control, is based on the amount of bonus received in the prior year). Each named executive officer’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

The Employment Agreements entitle the executives to receive continued health and welfare benefits (including group life, disability, medical and dental benefits) for 24 months (36 months in the case of Mr. Buran) equivalent to those provided to active employees during such period, including dependent coverage. In addition, if the executive is age 55 or older at the end of such period, the executive and his or her spouse are entitled to lifetime coverage under the Bank’s retiree medical program at the level and cost-sharing percentage in effect at the time of the executive’s termination of employment.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary for the first six months, 75% for the next six months and 60% for the remainder of the term of the Employment Agreement (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). The Employment Agreements have approximately a two year term (approximately three years in the case of Mr. Buran). These payments are shown in the Cash Severance Payment column of the above table.

In the event of an executive’s termination due to death or disability prior to a change of control, the Compensation Committee has discretion to determine whether a bonus will be paid for the year of termination. If such termination occurs after a change of control, the executive is entitled to a pro rata bonus for the year of termination based on the amount of bonus received in the prior year.

Under Mr. Buran’s Employment Agreement, the Company credits $50,000 during each of the years 2006 through 2015 to a bookkeeping account maintained by the Company and the Bank (the “SERP Account”) for the purpose of providing supplemental retirement benefits. Amounts credited to the SERP Account are invested as directed by Mr. Buran in certain funds made available by the Bank with Mr. Buran’s consent. Upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his death, or upon his voluntary resignation without “good reason,” or upon his termination for “cause” (which means (1) willful failure to perform his duties under the Employment Agreement and failure to cure such failure within sixty days following written notice thereof from the Company or the Bank, or (2) intentional engagement in dishonest conduct in connection with his performance of services for the Company or the Bank, or (3) conviction of a felony), the amount then credited to the SERP Account will be promptly paid to him (or in the case of his death, to his designated beneficiaries or his estate) in a cash lump sum. However, upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his retirement, disability, voluntary resignation within one year following an event that constitutes “good reason” or discharge without “cause,” or for any reason following a “change of control” (as defined below), the Company or the Bank will pay him a cash lump sum equal to (1) $500,000, without regard to the amount then credited to his SERP Account, or (2) the amount then credited to his SERP Account if such amount is greater than $500,000.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Buran, payment of his SERP benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans.

Change of Control Arrangements

Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units held by then-current employees and Outside Directors will immediately vest (except that, in accordance with Treasury regulations under the TARP program, if the change of control occurs before December 21, 2011, the RSUs granted on December 21, 2009 will vest only upon a termination of employment due to the change of control); (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”)) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or in the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after repayment of the Company’s loan to the trust and certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the four most recently completed calendar years plus the portion of the current year prior to the termination of the Employee Benefit Trust.

A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean:

•	the acquisition of all or substantially all of the assets of the Bank or the Company;

•

the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

•	the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

•

approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Risk Assessment of Non-Executive Compensation Plans

In 2010, we continued to enhance our current risk assessment processes to comply with the Treasury’s requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the Company. As a community bank regulated by the Office of Thrift Supervision, we have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice.

In connection with the foregoing, we conducted a thorough review of our compensation plans throughout our operations. In addition to the plans for our senior executive officers (discussed in the Compensation Discussion and Analysis) we reviewed our:

•	bank goal and incentive programs for lending officers in both the commercial and residential and mixed use areas

•	retail banking incentive programs and

•	business bank incentive plans.

In this review we assessed the relevant features of the particular plans and programs, including metrics, targets and award amounts, including among other things:

•	whether the participant has access to or influences in any material respect the financial accounting or reporting of transactions

•	whether and to what extent the participant’s transactions may be material to the Company

•	what risks the business of the participant faces

•	what risk factors of the Company are exposed to a particular business unit of the participant

•	whether the incentive is designed reasonably to achieve the intended goals

•	whether the incentive in the past has resulted in excessive risk to the Company

•	whether incentive pay is high in comparison with base compensation

•	whether adjustments may be made based on quality as well as quantity of performance and

•	whether a plan is subject to controls on award determinations.

Risk Assessment

The Company has four incentive programs for employees, in which senior executive officers do not participate.

•	Bank Goal and Incentive Program for Mortgage Loan Officers—Commercial

•	Bank Goal and Incentive Program for Mortgage Loan Officers—Residential and Mixed Use

•	Retail Incentive Recognition Program

•	Business Banking Incentive Plan

Both programs for mortgage loan officers have performance targets and potential award amounts set by senior management. Payment of awards is subject to reduction below the amount earned under the plan formula for unethical conduct or if management believes reduction is appropriate for other performance-related reasons. The potential risk of having an incentive award tied to loan origination volume is mitigated by the Company’s requirement that all loan originations, including the borrowers and the terms, be approved by the Company’s Loan Committee (and, for loans above specified amounts, the Loan Committee of the Board). In addition, the employee’s bonus in any year is generally reduced to reflect delinquent loans made by the employee in the prior year. Both the Retail and Business Banking incentive programs reward employees for various metrics of performance, which may include individual sales efforts as well as teamwork. Awards under these programs in the aggregate are not material to the Company.

In addition, all of the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

PROPOSAL NO. 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this proxy statement an advisory stockholder vote on the compensation of the Company’s named executive officers as described in this proxy statement. Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote. However, our Compensation Committee values the opinions expressed by our stockholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

The Compensation Committee has overseen the development of our compensation program that is described in the Compensation Discussion and Analysis section of this proxy statement and in the tables and narrative in the Executive Compensation section. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific strategic goals of the Company, and that the Company’s executive compensation program has succeeded in aligning executive pay with Company performance. In addition, our program aligns executives’ interests with those of the stockholders by imposing 5-year vesting on equity awards and long-term stock retention requirements, with the ultimate objective of improving stockholder value. The program is also designed to attract and to retain highly talented executives who are critical to the successful implementation of the Company’s strategic business plan.

Our institution reported record net income in 2010 while continuing to navigate the challenging economic environment which came to the forefront in 2008. In addition to reporting record earnings, we performed well on key measures which included return on average assets (ROAA), return on average equity (ROAE), deposit growth and net loan growth. In each of these measures, we performed in or near the top quartile against our peer group. In addition, our total shareholder return for 2010 was 29.7% as compared to the SNL Financial U.S. Thrift Index of 4.5%.

Our Board of Directors believes that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and incentivizes desirable executive performance. Therefore, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE

SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES

ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this proxy statement an advisory stockholder vote on the frequency of future stockholder advisory votes on our executive compensation. In particular, we are asking shareholders to vote on whether such future advisory votes should be held every year, every two years, or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that this frequency is the best approach for the Company for a number of reasons, including the following.

•	Other than changes in 2009 required by the TARP program, our compensation programs do not change significantly from year to year.

•

We believe that the success of our compensation programs in aligning pay with Company performance can be better evaluated by considering the results of our programs over a multi-year period rather than based on a single year.

•

We believe a triennial advisory vote on executive compensation is desirable in order to provide the Compensation Committee sufficient time to evaluate the results of the most recent advisory vote on executive compensation, to discuss the vote with our shareholders, to develop and implement any changes to our program that may be appropriate, and to have those changes in effect so that shareholders can see and evaluate the effects of those changes. Because the advisory vote on executive compensation will occur after the Company’s executive compensation programs for the year have already been implemented, we believe it will not be feasible to address any shareholder concerns expressed in that year’s advisory vote in time for the next vote if voting occurs on an annual basis.

•

An annual vote on executive compensation is not necessary in order to provide shareholders with a means of communicating with our Board of Directors. The Company’s stockholders have the opportunity to communicate with the Board on matters of concern to them, including executive compensation, under our existing policies, as discussed under “Corporate Governance—Stockholder Communications with the Board of Directors.”

Stockholders will be able to specify one of four choices for this proposal—one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board of Directors. The Board will consider the outcome of the vote in determining the frequency of future advisory votes on executive compensation. However, notwithstanding the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of major changes to compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION SHOULD OCCUR EVERY THREE YEARS.

PROPOSAL NO. 4

AMENDMENT TO THE 2005 OMNIBUS INCENTIVE PLAN

Overview

The 2005 Omnibus Incentive Plan (the “Omnibus Plan”) was adopted, with stockholder approval, in 2005. The Omnibus Plan is intended to advance the best interests of the Company by providing flexibility to design and grant a variety of types of equity awards and in this way enable the Compensation Committee to fashion incentive awards in the manner it deems to be most advantageous to the growth of the Company and the long term interests of stockholders. The Company has used the Omnibus Plan to significant advantage to retain key officers, employees, and directors and to acquire additional talent from competitors.

At the time the Omnibus Plan was adopted, the Company did not seek authorization to issue additional shares. Instead, the Company applied the shares previously authorized by stockholders in 2003 for use under the then existing equity plans for use under the Omnibus Plan. In 2008 shareholders approved an amendment to authorize an additional 600,000 shares for the Omnibus Plan. The Company is now seeking shareholder approval of an amendment that would add an additional 625,000 shares for the Plan.

As of March 15, 2011 there were 300 shares available for future non-full-value awards (such as stock options) and 80,346 shares available for future full-value awards (such as restricted stock units). Under the proposed amendment, the number of shares available for full-value awards would increase by 625,000, bringing the aggregate number of shares available for such awards to 705,346 and the number of shares available for future non-full-value awards would remain at 300.

The amendment to add shares was adopted by the Board of Directors following a review of future share needs given the projected growth of the Company and the potential future acquisition of managerial talent. The number of shares requested is designed to not exceed industry standards for overhang. The overhang rate that would exist for the Company following approval of this proposal would be 7.5%. The Company’s annual awards for the last three years have averaged 0.80% of shares outstanding. It is the Company’s intention to maintain this level of awards. However, we retain the right to increase the rate as business opportunities may dictate. The Board of Directors believes this amendment is necessary to enable the Company to remain competitive with its peers in compensation practices and thereby attract and retain quality employees and directors.

Key features of the Omnibus Plan include the following:

•	Options may not be repriced without prior approval of the Company’s stockholders.

•	The exercise price per share of stock under an option must be not less than the fair market value of the common stock of the Company on the date of grant (subject to very limited exceptions).

•

Awards (other than cash performance awards) are generally subject to a minimum vesting period of three years, subject to certain exceptions (see “Limitations on Awards” below). In recent years awards have been subject to vesting over a 5-year period.

•

Awards may (but need not) be structured to qualify as “performance based” under Section 162(m) of the Code. In accordance with Section 162(m), the performance goals were most recently approved by shareholders in 2010, thereby extending the Company’s ability to make Section 162(m)-qualified awards under the Omnibus Plan to 2015.

•

There is one pool of shares available for full-value awards and a separate pool available for non-full-value awards. The Company has the right to transfer shares from the non-full-value pool to the full-value pool on a 3-for-1 basis. This feature allows the Company more flexibility to increase the percentage of the total value of equity compensation delivered in the form of full-value awards, rather than stock options, which enables the Compensation Committee to better manage the Company’s burn rate and overhang.

•

The Omnibus Plan provides for formula awards to Outside Directors of 3,600 shares of restricted stock or restricted stock units per year. New directors receive a pro rated portion of the annual award for their first year of service.

Description of the Omnibus Plan

The following summary of the Omnibus Plan is qualified by reference to the full text of the plan. The full text of the plan as proposed to be amended is attached as Appendix A to this proxy statement.

Shares Available for Awards.    Under the Omnibus Plan, the Company will maintain two pools of available shares. The first pool will be available for full-value awards (such as restricted stock) and, upon effectiveness of this amendment, will consist of 705,346 shares. The pool will be decreased by the number of shares delivered under full-value awards. The pool will be increased from time to time by the number of shares that are returned to or retained by the Company as a result of:

•	the cancellation, expiration, forfeiture or other termination of a full-value award (under the Omnibus Plan or the restricted stock plan);

•	the settlement of such an award in cash;

The full-value pool will also increase by the delivery to the award holder of fewer shares than the number underlying the award, including shares that are withheld from a full-value award and the surrender of shares by an award holder in payment of the purchase price, if any, or taxes relating to a full-value award.

The second pool will be available for non-full-value awards (i.e., awards, such as stock options, whose economic benefit consists of the appreciation in value of the underlying shares). Upon effectiveness of this amendment, this pool will consist of 300 shares plus shares that are returned to or retained by the Company as a result of the cancellation, expiration, forfeiture or other termination of a non-full-value award (under the Omnibus Plan or the stock option plan that was in effect prior to adoption of the Omnibus Plan). This second pool will not be replenished by shares withheld or surrendered in payment of the exercise price or taxes, or retained by the Company as a result of the delivery to the award holder of fewer shares than the number underlying the award or the settlement of the award in cash.

The Omnibus Plan allows the Company to transfer shares from the non-full-value pool to the full-value pool on a 3-for-1 basis. In order to limit potential dilution, the Omnibus Plan does not allow the transfer of shares from the full-value pool to the non-full-value pool. The Omnibus Plan also allows the Company to determine, before or after grant, whether to treat a stock appreciation right settled in stock as a full-value award with respect to the number of shares actually delivered or as a non-full-value award with respect to the number of shares underlying the award.

Administration.    The Omnibus Plan is administered by the Compensation Committee of the Board of Directors. However, until the Board of Directors determines otherwise, all actions by the Compensation Committee under the Omnibus Plan also require approval by the Board of Directors. The Compensation Committee has discretion to select the persons to whom awards will be granted and to determine the type, number, and terms and conditions of such awards, subject to any specific limitations contained in the Omnibus Plan. The Compensation Committee also has the authority and discretion to adopt rules for administering the Omnibus Plan; to amend such rules and outstanding awards; to interpret the Omnibus Plan, administrative rules, and award documents; and to make all other determinations it deems necessary or advisable for the administration of the Omnibus Plan.

Eligibility.    The Compensation Committee is authorized to grant awards under the Omnibus Plan to all employees (including officers) of the Company and its subsidiaries and to persons who have been offered employment. The Omnibus Plan also provides for the automatic grant of formula awards to Outside Directors, but they are not eligible to receive discretionary awards.

Types of Awards.     The following is a summary of the types of awards available under the Omnibus Plan. In general, the Compensation Committee has the authority to determine all terms and conditions of awards except where such authority is limited by an express provision of the Omnibus Plan. For example, subject to the Omnibus Plan’s minimum vesting requirements described below, the Compensation Committee may condition the grant or vesting of an award on continued service, satisfaction of performance goals, or other criteria, and the Compensation Committee may provide that the vesting conditions are waived in specified circumstances or may waive them on a case by case basis. In addition, the Compensation Committee has general discretion to determine the time and manner of settlement of any award, either at the time of grant or thereafter.

1. Stock Options.    The Compensation Committee may grant stock options that are either incentive stock options (“ISOs”) or non-qualified stock options. The number of shares with respect to which ISOs may be granted cannot exceed 600,000. All stock options granted under the Omnibus Plan must have an exercise price which is not less than the fair market value of the common stock on the date of grant (subject to very limited exceptions), and must have a term no longer than ten years. The Compensation Committee may determine the dates on which and/or circumstances under which an option may be exercised, as well as the manner in which the exercise price shall be paid. The Compensation Committee may provide that the stock options will be transferable on such terms and conditions as it determines. The Omnibus Plan expressly prohibits the repricing of stock options without stockholder approval.

2. Stock Appreciation Rights (“SARs”).    A stock appreciation right entitles the holder to receive, for each share as to which the award is granted, cash or common stock in an amount equal to the excess of the fair market value of the common stock on the exercise date over an amount determined by the Compensation Committee, which cannot be less than the fair market value of the common stock on the date of grant (subject to very limited exceptions). The term of an SAR cannot exceed ten years from the date of grant. The Compensation Committee may also grant “limited SARs” that will be exercisable only in the event of a “Change in Control” of the Company (described below), and may provide that in the event of a Change in Control SARs or limited SARs may be paid on the basis of the “Change in Control Price” (described below).

3. Restricted Stock.    A restricted stock award is a delivery of common stock, subject to transfer restrictions and a risk of forfeiture. Except as may otherwise be provided by the Compensation Committee, upon the termination of the award holder’s employment or service for any reason during the period before the restricted stock has vested, or in the event the conditions to vesting are not satisfied, the restricted stock that has not vested will be forfeited. Unless the Compensation Committee determines otherwise, during the restricted period, the award holder will have the right to vote the restricted stock and to receive any cash dividends. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Compensation Committee.

4. Restricted Stock Units (“RSUs”).    An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time. The Compensation Committee may condition the delivery of the shares (or cash) upon the completion of a specified period of service, the attainment of specific performance goals, or other criteria, or may provide for the unconditional delivery of the shares (or cash) on the specified date. The delivery date may be at or after the vesting requirements have been satisfied. In the event of termination of employment or service before the RSU award has vested, the award will be forfeited, except as may be provided by the Compensation Committee. RSUs will carry no voting rights until such time as shares of common stock are actually issued. The Compensation Committee has the right to determine whether and when dividend equivalents will be paid with respect to an RSU award.

5. Bonus Stock.    The Compensation Committee may grant shares of common stock as a bonus or to satisfy other obligations of the Company to pay cash or deliver property under a compensatory program.

6. Dividend Equivalents.    An award of dividend equivalents entitles the award holder to receive an amount equal to the dividends paid on the number of shares underlying the award. The Compensation

Committee may grant dividend equivalents on a free-standing basis or as part of another award. The Compensation Committee may provide that the dividend equivalents are paid at the same time as dividends are paid, or may require payment on a deferred basis, in which case the dividends may be deemed invested in shares of common stock or such other investment as the Compensation Committee may provide, or may be credited with interest at a fixed or formula rate.

7. Other Stock-Based Awards.    The Compensation Committee is authorized to grant other awards that are denominated or payable in, or valued in whole or part by reference to, common stock or factors that may influence the value of such stock. Awards under this portion of the Omnibus Plan may include performance units, performance shares, securities convertible or exchangeable into common stock, and awards valued by reference to book value or the value of subsidiaries or business units.

8. Performance Awards.    The Compensation Committee is authorized to grant awards, payable in cash, common stock, or other property, where either the grant or vesting of the award is subject to satisfaction of pre-established performance conditions. These awards may be either annual or long-term, and may (but need not) be designed to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. For awards intended to qualify as “performance-based” under Section 162(m), the Compensation Committee must set objective performance goals based on one or more of the following performance criteria for the Company, on a consolidated basis and/or for specified subsidiaries or affiliates or other business units of the Company: (i) sales or other sales or revenue measures; (ii) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (iii) net income or net income per common share (basic or diluted) or net interest income; (iv) operating efficiency ratio; (v) return on average assets, return on investment, return on capital, or return on average equity; (vi) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (vii) loan originations, loan production, loan growth, non-performing loans; (viii) deposits or deposit growth; (ix) net interest, net interest spread, net interest margin; (x) fee income; (xi) economic profit or value created; (xii) operating margin; (xiii) stock price or total stockholder return; and (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Omnibus Plan also authorizes the Compensation Committee to establish a performance award pool whose size is determined by reference to one or more performance criteria (including those listed above), and to grant awards expressed as a percentage of such pool.

Limitations on Awards.    The Omnibus Plan imposes the following limitations on the Compensation Committee’s discretion in making awards to employees and officers.

1. Award Size.    The Omnibus Plan imposes an annual limit on the number of shares and amount of cash which may be subject to awards to an individual that are intended to qualify as “performance-based compensation” under Section 162(m). These annual limits are: (i) 450,000 shares with respect to each of option and SAR awards; (ii) 150,000 shares with respect to each of restricted stock, RSU, bonus stock, free-standing dividend equivalent, and “other stock-based” awards; and (iii) $2 million with respect to cash-based awards. In each case, unused portions of an individual’s annual limit are carried over and available for awards in future years.

2. Minimum Vesting Requirements.    Except as set forth below, all option, SAR, restricted stock, RSU, and “other stock-based” awards granted to employees by the Compensation Committee must vest no faster than proportionately over a three-year period from the date of grant. The exceptions to this provision are as follows: (i) the Compensation Committee may provide for earlier vesting in the event of disability or retirement (each as defined by the Compensation Committee), death, a Change in Control, sale of a subsidiary or business unit, or other special circumstances; (ii) awards whose grant or vesting is based on satisfaction of performance conditions may vest proportionately over a one-year period; (iii) the minimum vesting requirement will not apply to cash dividends or dividend equivalents paid with respect to an award; (iv) shares issued to satisfy a prior obligation to pay cash will not be subject to minimum vesting requirements; and (v) in addition to the above exceptions, up to an aggregate of 50,000 shares may be granted as bonus stock, restricted stock or RSU awards under the Omnibus Plan without any minimum vesting requirements.

3. Option Exercise Price.    The exercise price of all stock options and base price of all SARs must be not less than the fair market value of the common stock on the date of grant, except where the option or SAR is granted in substitution for an outstanding award, in which case the exercise or base price of the option or SAR may be reduced to reflect the value of the award being replaced.

Awards to Outside Directors.    The Omnibus Plan provides for automatic formula awards to Outside Directors. Each Outside Director will receive an annual award of 3,600 RSUs (or shares of restricted stock) as of January 30 of each year. Upon initial election or appointment to the Board of Directors or a change to Outside Director status, an Outside Director will receive a pro rated portion of the annual award consisting of 300 shares of restricted stock (or RSUs) for each full or partial month from the date of such person’s election or appointment or change in status to the following January 30. Each award to an Outside Director will vest with respect to one-third of the underlying shares on the January 30 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent January 30s, provided the award holder is a director of the Company on such date. However, awards to Outside Directors will become fully vested in advance of this schedule upon a Change in Control (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability (as determined by the Compensation Committee) or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55. At the present time, Messrs. Roe, Bennett, D’Iorio, Grassi, Hegarty, McCabe, Nicolosi, and Tully, along with Ms. O’Brien are eligible to retire under this definition. Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards will be paid on a current basis, and these awards will be settled in stock.

Change in Control.    The Compensation Committee has authority to determine the treatment of awards held by employees in the event of a Change in Control. Such authority includes the ability to vest awards upon a Change in Control and to provide that any cash payment with respect to an award be made based on the Change in Control Price. Awards held by Outside Directors will vest upon a Change in Control. In very general terms, a Change in Control is deemed to occur (1) upon the acquisition of substantially all the assets of the Company or the Bank; (2) when a majority of the board of directors of the Company or the Bank no longer consists of persons who are currently directors or persons nominated by them; (3) upon the acquisition of beneficial ownership, directly or indirectly, of 25% or more of the voting power of the Company or the Bank by any person or group; or (4) upon the consummation of a merger or consolidation of the Company or the Bank with another entity if stockholders of the Company or the Bank fail to beneficially own, directly or indirectly, 50% or more of the voting power of the surviving entity. The Change in Control Price is generally defined as an amount of cash equal to the greater of (1) the highest per share price paid in any transaction triggering or related to the Change in Control, or (2) the highest per share market price paid at any time during the 60-day period preceding the Change in Control.

Adjustments.    In the case of certain changes in the Company’s structure affecting the common stock, including a stock split, recapitalization, merger, payment of a special dividend, sale of substantially all assets, or liquidation, the Compensation Committee is required to make such adjustments as it deems equitable in order to prevent dilution or enlargement of benefits, in the number of shares available for awards under the Omnibus

Plan, the number of shares as to which awards can be granted to any employee or Outside Director in any year, the number and kind of shares or other property subject to awards then outstanding under the Omnibus Plan, and the exercise price of stock options or other price to be paid by award holders or the Company pursuant to awards under the Omnibus Plan.

The Compensation Committee is also authorized to make adjustments in the terms and conditions of outstanding awards (including the performance goals and amounts payable under performance awards and the size of any performance award pool) in recognition of unusual or nonrecurring events, such as the events described above or the acquisition or disposition of a business unit, or in response to changes in applicable laws, accounting principles, or tax rates.

In addition, upon a merger, sale of a business unit, or similar corporate transaction, the Compensation Committee may, in its discretion, (1) accelerate the vesting and/or payment date of awards; (2) cash-out outstanding awards; (3) provide for the assumption of outstanding awards by a surviving or transferee company; (4) provide that in lieu of shares of common stock, the award holder will be entitled to receive the consideration he/she would have received for such shares in the transaction (or the value of such consideration in cash); and/or (5) require stock options to be either exercised prior to the transaction or forfeited.

In the event the Company acquires a company or business, the Compensation Committee may issue awards in assumption or substitution of awards previously granted by the acquired business. Such replacement awards may be issued on terms which preserve the economic value of the prior awards notwithstanding any general limitations on terms and conditions of awards contained in the Omnibus Plan. In addition, shares issued in connection with such replacement awards will not count against the shares available under the Omnibus Plan.

Amendment and Termination.    No awards may be granted under the Omnibus Plan after the Company’s annual meeting held in 2015, but awards granted before that date will continue in accordance with their terms. No award intended to qualify as “performance-based compensation” under Section 162(m) of the Code (other than options and SARs) may be granted after the Company’s annual meeting held in 2015 unless the material terms of the performance goals have been re-approved by the Company’s stockholders within five years prior to such grant. The Board of Directors may terminate the Omnibus Plan at any earlier time and may from time to time amend the Omnibus Plan, and the Compensation Committee may amend outstanding awards, without the consent of stockholders or award holders, subject to certain limitations, including the following: (1) Omnibus Plan amendments will be subject to stockholder approval to the extent required by Nasdaq; (2) no amendment may materially adversely affect the rights of an award holder without such holder’s consent (but amendments that affect the timing of taxation with respect to an award will not be considered material unless they result in a tax penalty to the holder, and adjustments expressly authorized under the Omnibus Plan will not be considered amendments of an award); and (3) the Compensation Committee cannot waive or modify any provision of an award in a manner that would negate an express provision of the Omnibus Plan. Notwithstanding the foregoing, the Compensation Committee has the right to amend the Omnibus Plan and all outstanding awards without the consent of stockholders or award holders to the extent the Compensation Committee determines that such amendment is necessary or appropriate to comply with Section 409A of the Code (governing deferred compensation).

Certain Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of certain types of awards that may be made under the Omnibus Plan.

Non-qualified stock options.    No income is recognized by the award holder at the time of grant. Upon exercise of the option, the holder recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. At disposition of the shares, any appreciation after the date of exercise is treated as capital gain.

ISOs.    An employee generally will not recognize income upon the grant of an ISO or upon its exercise while an employee or within three months after termination of employment (longer in the case of termination due to disability or death). However, the “spread” between the fair market value of the shares at the time of exercise and the exercise price is includible in the calculation of alternative minimum taxable income for purposes of the alternative minimum tax. The exercise of an ISO after expiration of the specified time periods results in such exercise being treated in the same manner as the exercise of a non-qualified stock option. If the shares received upon exercise are held for the longer of two years after grant and one year after exercise, the optionee will recognize capital gain or loss when he/she disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the shares acquired upon exercise of an ISO are disposed of before the end of the above holding period, the disposition is a “disqualifying disposition,” which causes the optionee to recognize ordinary income in an amount generally equal to the lesser of (1) the excess of the value of the shares on the option exercise date over the exercise price or (2) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

Stock Appreciation Rights.    A recipient of SARs will generally recognize ordinary income at the time of exercise of the SAR in an amount equal to the fair market value of any shares received plus the amount of cash received.

Restricted Stock.    A recipient of restricted stock generally will recognize ordinary income at the time the award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at such time (less any amount paid for the stock). The holding period to determine whether the award holder has long-term or short-term capital gain on a subsequent disposition of the shares generally begins when the forfeiture restrictions lapse, and the tax basis for such shares will generally be the fair market value of the shares on such date. Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the award holder.

Restricted Stock Units.    A recipient of RSUs generally will recognize ordinary income equal to the amount of cash received in settlement of the award or the fair market value of the common stock on the date that the stock is distributed to the award holder. The capital gain holding period for such stock will commence on the date of distribution.

Dividend Equivalents.    If dividend equivalents are credited with respect to RSUs or other awards, the award holder generally will recognize ordinary income when the dividend equivalents are paid.

Bonus Stock.    A recipient of bonus stock generally will recognize ordinary income on the date of delivery of the stock in an amount equal to the fair market value of the stock on such date.

Cash Payments.    A recipient of a cash performance award or other cash payment generally will recognize ordinary income on the date of payment.

Section 409A.    Certain awards under the Omnibus Plan, including RSUs, may be subject to requirements applicable to nonqualified deferred compensation under Code Section 409A. If such awards fail to comply with the applicable requirements of Section 409A, the award holder may be subject to an additional 20% income tax and interest, and may be required to recognize income earlier than intended under the award.

Company Deductions.    As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an award holder recognizes ordinary income from awards under the Omnibus Plan, to the extent such income is considered reasonable compensation under the Internal Revenue Code. The Company will not, however, be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax. In addition, the Company will not be entitled to a deduction to the extent compensation in excess of $1 million is paid to any of specified executive officers named in the proxy statement who was employed by the Company at year-end, unless the compensation qualifies as “performance based” under Section 162(m) of the Code. The Omnibus Plan authorizes the Compensation Committee to grant awards that qualify as “performance based,” as well as awards that do not so qualify.

Miscellaneous

The amendment to the Omnibus Plan will become effective upon stockholder approval. If the stockholders fail to approve the amendments, it will not become effective, and the Company will continue operating under the Omnibus Plan as in effect without the amendment until there are no shares available under the Omnibus Plan. On March 15, 2011, the closing sale price of the common stock was $14.20.

Equity Compensation Plan Information

The following table sets forth securities authorized for issuance under all equity compensation plans of the Company at December 31, 2010:

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,247,888	$14.51	277,643	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	1,247,888	$14.51	277,643	(1)

(1)	Consists of 300 shares available for future non-full value awards and 277,343 shares available for future full value awards.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2005 OMNIBUS INCENTIVE PLAN.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of five Outside Directors, each of whom is independent within the meaning of the Nasdaq independence standards and satisfies the SEC independence requirements for audit committee members. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2010 with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Louis C. Grassi, CPA, Chairman Michael J. Hegarty Donna M. O’Brien John E. Roe, Sr. Michael J. Russo

Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules. Mr. Grassi is a certified public accountant and a certified fraud examiner.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal years ended December 31, 2010 and 2009 by the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2010	2009
Audit Fees	$546,000	$546,000
Audit-Related Fees	47,250	63,000
Tax Fees	38,515	40,500
All Other Fees	38,505	178,295

Total Fees	$670,270	$827,795

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

Tax Fees include fees for tax compliance, tax advice and tax planning.

All Other Fees consisted of work associated with Company filings of Forms S-3 with the SEC and other SEC matters.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. During fiscal 2010 and 2009, all audit and non-audited services provided by Grant Thornton were pre-approved by the Audit Committee in accordance with its charter.

PROPOSAL NO. 5

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2011

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the current fiscal year. Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Audit Committee and the Board of Directors are submitting the selection of Grant Thornton for ratification by the Company’s stockholders at the annual meeting. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider its selection. Grant Thornton served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010. Representatives of Grant Thornton are expected to attend the 2011 annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company as of February 25, 2011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Blackrock, Inc.(2)	2,016,873	6.46%
40 East 52nd Street
New York, New York 10022

Wellington Management Company, LLP(3)	1,709,187	5.47%
280 Congress Street
Boston, Massachusetts 02210

Dimensional Fund Advisors LP.(4)	1,598,904	5.12%
6300 Bee Cave Road Palisades West, Building One
Austin, Texas 78746

(1)	On February 25, 2011, the total number of outstanding shares of the Company’s common stock was 31,332,442.
(2)	According to its filing with the SEC on Schedule 13G, Blackrock, Inc., has sole dispositive and voting power with regard to 2,016,873 shares of common stock.
(3)	According to its filing with the SEC on Schedule 13G/A, Wellington Management Company, LLP. has sole dispositive power with respect to none of these shares of common stock, shared dispositive power with respect to 1,709,187, sole voting power with respect to none of these shares, and shared voting power with regard to 1,275,243 of these shares.
(4)	According to its filing with the SEC on Schedule 13G, Dimensional Fund Advisors LP., has sole dispositive power with respect to 1,598,904 shares of common stock and sole voting power with regard to 1,530,291 of these shares, but disclaims beneficial ownership with respect to all of such shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of February 25, 2011, by each director of the Company, by each named executive officer and by all current directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
John E. Roe, Sr.	135,199	(3)	0.43%
John R. Buran	291,642	(4)	0.93%
James D. Bennett	115,675	(5)	0.37%
Steven J. D’Iorio	50,512	(6)	0.16%
Louis C. Grassi	116,606	(7)	0.37%
Sam Han	20,700	(8)	0.07%
Michael J. Hegarty	358,073	(9)	1.14%
John J. McCabe	76,049	(10)	0.24%
Vincent F. Nicolosi	105,365	(11)	0.34%
Donna M. O’Brien	55,512	(12)	0.18%
Michael J. Russo	294,246	(13)	0.94%
Gerard P. Tully, Sr.	340,278	(14)	1.09%
David W. Fry	83,770	(15)	0.27%
Maria A. Grasso	91,720	(16)	0.29%
Francis W. Korzekwinski	101,340	(17)	0.32%
Theresa Kelly	34,630	(18)	0.11%
All current directors and executive officers as a group (30 persons)	2,507,645	(19)	8.00%

(1)	Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Savings Plan and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s 1996 Stock Option Incentive Plan and the 2005 Omnibus Incentive Plan, which were exercisable on February 25, 2011, as well as shares which the individual would have a right to acquire under either the 1996 Restricted Stock Incentive Plan or the 2005 Omnibus Incentive Plan upon termination of employment or Board service within 60 days of February 25, 2011. No additional stock options are scheduled to become exercisable and no restricted stock units (RSUs) are scheduled to vest within 60 days after February 25, 2011, except upon termination of employment or Board service of certain individuals.
(2)	On February 25, 2011, the total number of shares of common stock outstanding was 31,332,442 (including shares held by the Employee Benefit Trust). As of February 25, 2011, other than Messrs. Tully and Hegarty, who beneficially owned 1.09% and 1.14% of the outstanding shares of common stock, respectively, each individual beneficially owned less than 1.00% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 8.00% of the outstanding shares of common stock.
(3)	Includes 15,225 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 8,000 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, and 29,700 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Roe’s termination of Board service.
(4)	Includes 33,664 shares credited to Mr. Buran’s account in the 401(k) Savings Plan, 171,060 shares underlying exercisable stock options, and 4,065 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 56,696 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(5)	Includes 59,400 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Bennett’s termination of Board service.
(6)	Includes 16,875 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. D’Iorio’s termination of Board service.

(7)	Includes 59,400 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Grassi’s termination of Board service.
(8)	Excludes 8,400 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(9)	Includes 86,000 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Hegarty’s termination of Board service.
(10)	Includes 31,725 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. McCabe’s termination of Board service.
(11)	Includes 10,597 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, and 59,400 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Nicolosi’s termination of Board service.
(12)	Includes 16,875 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Ms. O’Brien’s termination of Board service.
(13)	Includes 212,696 shares held jointly by Mr. Russo and his spouse, with whom he shares voting and dispositive power, and 44,550 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Russo’s termination of Board service.
(14)	Includes 173,570 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 56,875 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 14,500 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, 1,000 shares held by Contractors Associates Inc. with respect to which Mr. Tully has sole voting and dispositive power, and 22,750 shares underlying exercisable stock options. Also includes 8,400 shares underlying unvested RSUs that vest upon Mr. Tully’s termination of Board service.
(15)	Includes 18,106 shares credited to Mr. Fry’s account in the 401(k) Savings Plan, 38,220 shares underlying exercisable stock options, and 4,065 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 33,083 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(16)	Includes 15,057 shares credited to Ms. Grasso’s account in the 401(k) Savings Plan, 55,760 shares underlying exercisable stock options, and 4,065 shares representing her proportionate voting interest in the Employee Benefit Trust. Excludes 41,257 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(17)	Includes 13,184 shares held jointly by Mr. Korzekwinski and his spouse, with whom he shares voting and dispositive power. Also includes 44,213 shares credited to Mr. Korzekwinski’s account in the 401(k) Savings Plan, 35,940 shares underlying exercisable stock options, and 4,065 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 33,296 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(18)	Includes 10,255 shares credited to Ms. Kelly’s account in the 401(k) Savings Plan, and 13,960 shares underlying exercisable stock options. Excludes 16,905 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(19)	Includes 201,502 shares credited to accounts of executive officers in the 401(k) Savings Plan, 814,955 shares underlying exercisable stock options held by executive officers and directors, and 73,170 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 84,000 shares underlying unvested RSUs that vest upon termination of Board service. Excludes 317,170 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2010, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 18, 2011. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders that is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

To Present Proposal at Annual Meeting. The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2012 annual meeting of stockholders must be received by the Corporate Secretary on or before March 16, 2012 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement. In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2012 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 9, 2011. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance—Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELLANEOUS

The Report of the Audit Committee and the Report of the Compensation Committee which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,
Maria A. Grasso Corporate Secretary

Lake Success, New York

April 7, 2011

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

APPENDIX A

FLUSHING FINANCIAL CORPORATION

2005 OMNIBUS INCENTIVE PLAN

(as amended and restated effective May 17, 2011)

1. Purpose.    The purpose of this 2005 Omnibus Incentive Plan (the “Plan”) is to aid Flushing Financial Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees and non-employee directors of the Company and its subsidiaries and affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions.    In addition to the terms defined in Section 1 and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b) “Annual Limit” shall have the meaning specified in Section 5(b).

(c) “Award” means any Option, SAR, Restricted Stock, RSU, Bonus Stock or Stock granted in lieu of obligations, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan, including 409A Awards and Non-409A Awards.

(d) “Beneficiary” means the legal representatives of a Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under the Participant’s Award(s) upon the Participant’s death.

(e) “Board” means the Company’s Board of Directors.

(f) “Change in Control” and related terms shall have the meanings specified in Section 10.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to any Code provision includes any regulation thereunder and any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and/or Internal Revenue Service.

(h) “Committee” means the Compensation Committee of the Board, the composition and governance of which is subject to applicable NASDAQ listing requirements and the Company’s corporate governance documents. No Committee action shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any applicable qualification standard. Until such time as determined by the Board (in its sole discretion), reference in this Plan to action by the Committee shall require approval by both the Compensation Committee and the Board.

(i) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(j) “Effective Date” means the effective date specified in Section 11(q).

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions and rules.

(l) “Fair Market Value” means the fair market value of Stock, Awards, or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the mean between the highest and lowest quoted selling price, regular way, of the Stock on the NASDAQ National Market (or the principal exchange or market on which the Stock is listed or traded) on the day before such date, (or, if no such sale of Stock occurs on such day, the mean between the highest and lowest quoted selling price on the nearest trading day before such day).

(m) “409A Award” means an Award that constitutes a deferral of compensation under Code Section 409A. “Non-409A Award” means an Award other than a 409A Award.

(n) “Full-Value Award” means any Award relating to Stock other than an Award under which the economic benefit to the Participant consists solely of the appreciation in value of the number of shares underlying the Award. The Company may designate (either on or after the date of grant) a SAR settled in Stock as either a Non-Full-Value Award with respect to the gross number of shares underlying the Award or as a Full-Value Award with respect to the number of shares actually delivered to the Participant under the Award. References to a “Full-Value Award” under a Preexisting Plan mean an award of a type that would be a Full-Value Award if granted under this Plan.

(o) “Group” means the Company and its subsidiaries and affiliates, or any members of the Group, as the context requires.

(p) “Incentive Stock Option” or “ISO” means an Option which both is designated as an incentive stock option and qualifies as an incentive stock option within the meaning of Code Section 422.

(q) “Option” means a right, granted under Section 6(b), to purchase Stock.

(r) “Other Stock-Based Award” means an Award granted under Section 6(h).

(s) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an employee of the Group or a director of the Company.

(t) “Performance Award” means a conditional right, granted under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.

(u) “Pool 1” and “Pool 2” shall have the meanings set forth in Section 4(a).

(v) “Preexisting Plans” means the Company’s 1996 Stock Option Incentive Plan, as amended and restated, and the Company’s 1996 Restricted Stock Incentive Plan, as amended and restated.

(w) “Restricted Stock” means Stock granted under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(x) “Restricted Stock Unit” or “RSU” means a right, granted under Section 6(e), to receive Stock, other Awards, or cash, or a combination thereof at the end of a specified deferral period.

(y) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(z) “Stock” means the Company’s common stock, par value $.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(aa) “Stock Appreciation Right” or “SAR” means a right granted under Section 6(c).

3. Administration.

(a) Authority of the Committee.    The Plan shall be administered by the Committee, which shall have full authority and discretion, in each case subject to and consistent with the provisions of the Plan, to select the persons to whom Awards will be granted from among those eligible; to grant Awards; to determine the type and number of Awards; to determine the terms and conditions of Awards, including the dates on which

Awards may be exercised and/or on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates (to the extent such acceleration is either outside the scope of or permitted by Code Section 409A), the expiration date of any Award, and whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and all other matters relating to Awards; to prescribe Award documents evidencing or setting terms of Awards (which Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan, related administrative rules and Award documents, and to correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including stockholders of the Company, Participants, Beneficiaries, permitted transferees of Awards and any other persons claiming rights from or through a Participant.

(b) Manner of Exercise of Committee Authority.    The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or employees of the Group, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent consistent with Rule 16b-3 and Code Section 162(m), where applicable, and permitted by the Delaware General Corporation Law.

(c) Limitation of Liability.    The Board and Committee and each member thereof, and any person acting pursuant to authority delegated by the Board or Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or employee of the Group, or the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Board and Committee members, any person acting pursuant to authority delegated by the Board or Committee, and any officer or employee of the Group acting at the direction or on behalf of the Board or Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject To Plan.

(a) Overall Number of Shares Available for Delivery.    The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 1,225,000 shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remained available for new awards under the Preexisting Plans, plus (iii) the number of shares subject to awards under the Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed 600,000. The shares available under this Section 4(a) shall consist of two designated “share pools,” of which one (“Pool 1”) shall be available for Full-Value Awards and the other (“Pool 2”) shall be available for Awards relating to Stock that are not Full-Value Awards. Pool 1 shall consist of (i) 975,000 shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remained available for new awards under the Company’s 1996 Restricted Stock Incentive Plan, plus (iii) shares subject to Full-Value Awards under the Preexisting Plans that become available under Section 4(b) of this Plan after the Effective Date, and Pool 2 shall consist of all other shares available under the Plan; provided, however, that the Committee may increase Pool 1 above its existing limit by reducing the shares available in Pool 2 by three shares for each share added to Pool 1 (which shall have the net effect of reducing the total number of shares available under the Plan). The total number of shares available under the Plan and the shares designated for Pool 1 and Pool 2 are subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan may consist of authorized and unissued shares or treasury shares.

(b) Share Counting and Replenishment Rules.    The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). For purposes of Pool 1 (shares available for Full-Value Awards), shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that a Full-Value Award under the Plan or a Preexisting Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the award, or otherwise terminated without delivery of shares to a Participant, the shares retained by or returned to the Company shall be available under the Plan and Pool 1; and (ii) shares that are withheld from a Full-Value Award or separately surrendered by a Participant in payment of the exercise price or taxes relating to such an award shall be deemed to constitute shares not delivered to a Participant, and will therefore be available under the Plan and Pool 1. The Committee may determine that Full-Value Awards may be outstanding that relate to more shares than the aggregate number of shares remaining available under Pool 1 so long as such Awards will not in fact result in delivery and vesting of shares in excess of the number then available under Pool 1. For purposes of Pool 2, shares shall be counted against those reserved to the full extent of the shares underlying the non-Full-Value Award under the Plan or a Preexisting Plan, except that, to the extent such a non-Full-Value Award expires or is forfeited, the shares retained by the Company will be available again under the Plan and Pool 2.

(c) Substitute Awards for Acquired Business.    Shares issued or issuable in connection with any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or the Group, or with which the Company or the Group combines, shall not be counted against the number of shares reserved under the Plan or either Pool. This provision shall not be deemed to increase the number of shares with respect to which ISOs may be granted under this Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility.    Non-employee directors shall automatically receive Formula Awards under Section 8 of the Plan. The Committee shall have discretion to grant Awards under the Plan only to an individual who is (i) an employee (including an executive officer) of the Group, or (ii) a person who has been offered employment by the Group, provided that a prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Group. An employee on leave of absence may be considered as still in the employ of the Group for purposes of eligibility for participation in the Plan. In addition to the persons referred to in the first sentence of this Section 5(a), holders of awards granted by a company or business acquired by the Company or the Group, or with which the Company or the Group combines, are eligible for grants of Awards under the Plan in assumption of or in substitution for such previously granted awards.

(b) Per-Person Award Limitations.

(i) Stock-Based Awards.    In each calendar year during any part of which the Plan is in effect, an eligible individual may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) and 6(h) relating to up to his or her Annual Limit for that type of Award. (The Annual Limit shall apply separately to the type of Award authorized under each of these subsections, except that the limitation shall apply to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from, and not as a feature of, another Award.) A Participant’s Annual Limit, in any calendar year during any part of which the Participant is then eligible under the Plan, shall equal (i) 450,000 shares with respect to each of Options and SARs, and (ii) 150,000 shares with respect to each other type of Award referred to in the first sentence of this paragraph, in each case plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous calendar year (including the unused Annual Limit from any prior calendar years), subject to adjustment as provided in Section 11(c).

(ii) Cash-Based Awards.    In the case of an Award which is not denominated by reference to a number of shares, an individual’s Annual Limit shall equal $2 million plus the amount of such individual’s unused Annual Limit for cash Awards as of the close of the previous year (including the unused Annual Limit from any prior calendar years). The Annual Limit for cash Awards is a separate limitation which is not affected by the number of Awards granted which are denominated by reference to a number of shares, and which relates to the amount of cash which may be “earned.” For this purpose, an amount is “earned” when the performance conditions are satisfied so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition.

(iii) Carry-Over of Unused Limit.    For purposes of this Section 5(b), a Participant’s Annual Limit is deemed “used” to the extent a cash amount or number of shares may be potentially earned or paid under an Award, regardless of whether such cash or shares are in fact earned or paid.

6. Specific Terms Of Awards.

(a) General.    Awards may be granted on the terms and conditions set forth in this Section 6, subject to any additional requirements set forth in Section 9. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options.    The Committee is authorized to grant Options under the Plan on the following terms and conditions:

(i) Exercise Price.    The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, except as provided in Section 9(a).

(ii) Option Term; Time and Method of Exercise.    The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise, if such withholding or withholding feature will not result in additional accounting expense to the Company), other Awards or awards granted under other plans of the Company or the Group, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iii) ISOs.    The terms of any ISO granted under the Plan shall satisfy the requirements of Code Section 422. Any Option designated as an ISO which fails to satisfy all the requirements of Code Section 422 shall be treated as a non-qualified Option.

(c) Stock Appreciation Rights.    The Committee is authorized to grant SARs under the Plan on the following terms and conditions:

(i) Right to Payment.    An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise or settlement thereof, an amount payable in shares or cash equal to the excess of

(A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change in Control Price, as defined in Section 10(c) hereof) over (B) the grant price of the SAR as determined by the Committee, provided that such grant price shall not be lower than the Fair Market Value of the Company’s Stock on the grant date (except as provided in Section 9(a)).

(ii) Other Terms.    The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not the SAR shall be free-standing or in tandem or combination with any other Award (subject to Section 9(a)). Limited SARs that may only be exercised in connection with a Change in Control or termination of service following a Change in Control, as specified by the Committee, may be granted on such terms, not inconsistent with this Section 6(c) and Section 9(a), as the Committee may determine.

(d) Restricted Stock.    The Committee is authorized to grant Restricted Stock under the Plan on the following terms and conditions:

(i) Grant and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose (subject to the requirements of Section 9(d)), which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Award document, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any vesting, mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of a Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock; that the Company retain physical possession of the certificates; and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.    The Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, in either case subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as determined by the Committee), subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units.    An RSU entitles the Participant to receive one share of Stock (or the Fair Market Value of a share) at a specified time. The Committee is authorized to grant RSUs under the Plan on the following terms and conditions:

(i) Award and Restrictions.    Issuance of Stock or payment of the cash or other property to which the Participant is entitled under the RSU Award will occur upon expiration of the deferral period specified for such Award by the Committee (or, if permitted by the Committee, as elected by the Participant). RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose (subject to the requirements of Section 9(d)), which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. RSUs may be satisfied by delivery of Stock, cash, other Awards, or a combination thereof (subject to Section 11(l)), as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture.    Upon termination of employment or service during the portion of the deferral period to which forfeiture conditions apply (as provided in the Award document evidencing the RSUs), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in an Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations resulting from specified causes. Notwithstanding the foregoing, the Committee shall have no authority to shorten the deferral period specified for an RSU Award except as permitted under Code Section 409A.

(iii) Dividend Equivalents.    The Committee may determine whether or not an Award of RSUs shall entitle the Participant to receive Dividend Equivalents, and may require that Dividend Equivalents on the number of shares of Stock covered by an Award of RSUs shall be either (A) paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends (but only if and to the extent such payment is permitted under Code Section 409A), or (B) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as determined by the Committee). Unless otherwise determined by the Committee, in the case of a dividend payable in Stock, the Dividend Equivalent on such dividend shall be credited as additional RSUs, which shall be subject to restrictions and a risk of forfeiture to the same extent as the RSUs with respect to which it was distributed and shall have the same deferral period as such RSUs.

(f) Bonus Stock and Awards in Lieu of Obligations.    The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or Group to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. All Awards under this Section 6(f) shall be subject to such terms as shall be determined by the Committee (subject to Section 9).

(g) Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents under the Plan which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued (to the extent permitted under Code Section 409A) or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as designated by the Committee), and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h) Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into Stock; purchase rights for Stock; performance units or performance shares; Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee; and Awards valued by reference to the book value of Stock or the value of securities of (or the performance of) specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards (subject to Section 9). Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine.

(i) Performance Awards.    Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, including Annual Incentive Awards.

(a) Performance Awards Generally.    Performance Awards may be denominated as a cash amount or a number of shares of Stock which will be earned, and/or a specified number of Awards which will be granted, upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may constitute any other Award as a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and/or the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions (including, but not limited to, the criteria set forth in Section 7(b)(ii)), and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions. Notwithstanding the foregoing, any Award intended to qualify as “performance-based compensation” under Code Section 162(m) (other than Options and SARs) shall be subject to the additional limitations set forth in Section 7(b).

(b) Code Section 162(m) Awards.    If the Committee determines that a Performance Award (other than an Option or SAR) is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this Section 7(b).

(i) Performance Goal Generally.    The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal, or any one of several performance goals, or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for Performance Awards granted under this Section 7(b): (1) sales or other sales or revenue measures; (2) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted) or net interest income; (4) operating efficiency ratio; (5) return on average assets, return on investment, return on capital, or return on average equity; (6) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (7) loan originations, loan production, loan growth, non-performing loans; (8) deposits or deposit growth; (9) net interest, net interest spread, net interest margin; (10) fee income; (11) economic profit or value created; (12) operating margin; (13) stock price or total stockholder return; and (14) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals.    Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of either up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. At the time of establishing the performance goals, the Committee may specify the circumstances in which such Performance Awards shall be paid in the event of termination of the Participant’s employment prior to the end of the performance period, which may differ depending on the circumstances of the termination.

(iv) Performance Award Pool.    The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In addition, (i) the maximum amount payable from such pool to any Participant whose Award is intended to qualify as “performance-based” under Code Section 162(m) must be stated in terms of a percentage of the pool, (ii) the sum of all individual percentages of the pool is not permitted to exceed 100 percent, and (iii) no Participant may receive in excess of his or her stated percentage.

(v) Written Determinations.    Prior to settlement of each Award subject to this Section 7(b), the Committee shall certify in writing, in a manner which satisfies the requirements of Section 162(m), that the performance objective relating to the Performance Award and other material terms of the Award upon which payment or settlement of the Award was conditioned have been satisfied.

(vi) Settlement of Performance Awards.    Settlement of Performance Awards may be in cash, Stock, other Awards or other property, as determined by the Committee during the time period specified in Section 7(b)(iii). The Committee may, in its discretion, reduce (but not increase) the amount payable in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

(c) Annual Incentive Awards.    The Committee may grant an Annual Incentive Award under the Plan. If such Annual Incentive Award is not intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), such Award shall comply with the provisions of Section 7(a). If such Annual Incentive Award is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), such Award shall comply with the provisions of Section 7(b).

8. Non-Employee Director Awards.    Each non-employee director shall automatically receive Formula Awards as provided in Section 8(a), having the terms and conditions provided in Section 8(b).

(a) Time and Amount of Formula Awards.    Formula Awards shall be made as follows:

(i) Annual Grants.    As of January 30 of each year following the Effective Date, each person then serving as a non-employee director shall be granted 3,600 RSUs, subject to adjustment as provided in Section 11(c). Prior to such grant, the Committee may determine to substitute Restricted Stock for such RSUs.

(ii) Initial Grants.    Effective as of the date of a person’s initial election or appointment as a non-employee director or change to non-employee director status after the Effective Date, such person shall be granted a pro rated portion of the Annual Grant consisting of 300 shares of Restricted Stock for each full or partial month from the date of such director’s election or appointment or change in status to the following January 30 (subject to adjustment as provided in Section 11(c)). Prior to such grant, the Committee may determine to substitute RSUs for such Restricted Stock.

(b) Terms and Conditions of Formula Awards.    Formula Awards of Restricted Stock and/or RSUs granted under Section 8(a) shall be subject to the following terms and conditions and such other terms and conditions as may be determined by the Committee that are not inconsistent therewith.

(i) No Payment by Director.    A non-employee director shall not be required to make any payment to the Company in consideration of the Restricted Stock or RSU Awards received by such director.

(ii) General Vesting and Forfeiture.    Each Annual Award shall become vested and non-forfeitable with respect to one-third of the underlying shares on the first anniversary of the date of grant, and an additional one-third of the underlying shares on each subsequent anniversary thereof, provided that the Participant is a director of the Company on each such anniversary date. Each Initial Award shall become vested and non-forfeitable with respect to one-third of the underlying shares on the June 1 following the date of grant, and an additional one-third of the underlying shares on each subsequent June 1, provided that the Participant is a director of the Company on each such date. In the event the Participant ceases to be a director of the Company before the Restricted Stock or RSU Award has fully vested, the unvested portion of the Award shall be forfeited.

(iii) Accelerated Vesting on Specified Events.    Notwithstanding the vesting schedule set forth in paragraph (ii), all of a Participant’s Formula Awards under Section 8(a) shall become fully vested and non-forfeitable (a) upon a Change in Control if the Participant is a director of the Company at the time of such Change in Control, and (b) upon the termination of the Participant’s service as a director due to death, disability (as determined by the Committee) or, in the case of RSUs (but not Restricted Stock), retirement (which for this purpose shall mean termination of service after at least five years of service as a non-employee director if the Participant’s age plus years of service as a non-employee director equals or exceeds 55).

(iv) Dividends and Dividend Equivalents.    A Participant shall be entitled to receive, on the dividend payment date, cash dividends on his or her unvested Restricted Stock and, to the extent permitted under Code Section 409A, Dividend Equivalents for cash dividends on his or her RSUs. To the extent such payment is not permitted under Code Section 409A, such Dividend Equivalents shall be deemed invested in additional RSUs and shall be paid at the time of settlement of the underlying RSUs. In the event the Company pays a dividend in Stock or other property, such dividend (or Dividend Equivalent in the case of RSUs) shall be subject to the same restrictions, risk of forfeiture, and deferral period as the Award with respect to which it was paid.

(v) Settlement of Award.    All RSUs granted as Formula Awards shall be settled in Stock unless the Committee expressly determines otherwise. Notwithstanding the vesting provisions of an Award, if the Award is subject to Code Section 409A, payment of such Award shall be subject to the requirements of Code Section 409A.

(vi) Awards Nontransferable.    Restricted Stock and RSUs shall not be transferable by the Participant until such time as the Award has vested and delivery of the shares (or, if the Committee so determines, cash) payable pursuant to the Award has been made.

9. Certain General Provisions Applicable To Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company or Group or any business entity to be acquired by the Company or Group, or any other right of a Participant to receive payment from the Company or Group; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards. Subject to Sections 11(k) and (l), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by a Participant may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award to such Participant. Without limiting the foregoing, the Committee may grant substitute Awards in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or Group, or with which the Company or Group combines, with an exercise price or grant price per share of Stock below Fair Market Value as it determines appropriate to preserve the economic value of any such outstanding assumed or substituted awards.

(b) Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee, except that no Option or SAR shall have a term exceeding ten years.

(c) Form and Timing of Payment under Awards.

(i) Committee Discretion.    Subject to the terms of the Plan (including Sections 11(k) and (l)) and any applicable Award document, payments to be made by the Company upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 11(k) and (l). Subject to Section 11(k), the Committee may require installment or deferred payments (subject to Section 11(e)) or may permit a Participant to elect such payments on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(ii) Distribution upon Unforeseeable Emergency.    The Committee may provide in the Award document (but not after the date of the Award unless permitted under Code Section 409A) that in the event such Award is vested under the terms of the Award and no longer subject to a substantial risk of forfeiture (within the meaning of Code Section 83), such Award shall be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Section 409A, subject to any restrictions on the timing or making of such distribution as may be imposed by the Committee in the Award document or by Section 409A.

(d) Limitation on Vesting of Certain Awards.    All Option, SAR, Restricted Stock, RSU, and Other Stock-Based Awards to employees shall vest over a minimum period of three years, except that the Committee may provide for earlier vesting in the event of a Participant’s disability or retirement (as such terms are defined by the Committee) or death, or in the event of a Change in Control, sale of a subsidiary or business unit or other special circumstances. The foregoing notwithstanding, (i) the Committee may provide that Awards as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions will vest over a minimum period of one year, with earlier vesting in the circumstances referred to in the preceding sentence; (ii) cash dividends and Dividend Equivalents paid with respect to other Awards need not be subject to minimum vesting requirements; (iii) all shares issued to satisfy a prior obligation to pay cash need not be subject to minimum vesting requirements; and (iv) in addition to the shares referred to in clause (iii), up to an aggregate of 50,000 shares (subject to adjustment as provided in Section 11(c)) may be granted as Bonus Stock, Restricted Stock or RSUs without any minimum vesting requirements. For purposes of this Section 9(d), (i) a performance period that precedes the grant of an Award will be treated as part of the vesting period for such Award if the Participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

(e) Payment of Cash Awards.    Unless the Committee provides otherwise, where an Award is payable in cash, such Award shall be paid by the subsidiary or affiliate that employs the Participant, with the payment obligation guaranteed by the Company.

10. Change in Control.

(a) Committee Authority.    The Committee shall have the authority to determine the treatment of Awards in the event of a Change in Control. Such authority shall include the right to determine that any cash payment made with respect to an Award shall be based on the Change in Control Price.

(b) Definition of “Change in Control.”    A “Change in Control” shall be deemed to have occurred upon:

(i) the acquisition of all or substantially all of the assets of Flushing Savings Bank, FSB (the “Bank”) or the Company by any person or entity, or by any persons or entities acting in concert;

(ii) the occurrence of any event if, immediately following such event, a majority of the members of the Board or the board of directors of the Bank or of any successor corporation or entity shall consist of persons other than Current Members (for these purposes, a “Current Member” shall mean any member of the Board or the board of directors of the Bank as of the effective date of the conversion of the Bank from the mutual to capital stock form of ownership and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the respective board of directors);

(iii) the acquisition of the beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Exchange Act), of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group deemed a person under Section 13(d)(3) of the Exchange Act; or

(iv) consummation of the merger or consolidation of the Bank or the Company with another corporation or entity where stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation or entity.

(c) Definition of “Change in Control Price.”    The “Change in Control Price” means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering or related to the Change in Control or any liquidation of shares following a sale of substantially all of the assets of the Company, or (ii) the highest price per share of Stock paid in any transaction reported on any securities exchange or market where the Stock is traded at any time during the 60-day period preceding the Change in Control.

11. General Provisions.

(a) Compliance with Legal and Other Requirements.    The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of

Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed prior to such action.

(b) Limits on Transferability.    No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of a Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, if and to the extent permitted by the Committee, Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred by a Participant to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, subject to any terms and conditions which the Committee may impose in connection with such transfer (including limitations on the permissible categories of transferees). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through a Participant shall be subject to all terms and conditions of the Plan and any applicable Award document, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee which are imposed by the Committee in connection with or as a condition to such transfer.

(c) Adjustments.    The Committee is authorized to make the following adjustments to outstanding Awards and/or limitations on future Awards:

(i) In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, sale of substantially all assets, liquidation, dissolution or other change in corporate structure or corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of benefits under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (A) the aggregate number and kind of shares of Stock or other property which may be delivered in connection with Awards granted thereafter, including the number of shares available in Pool 1 and Pool 2 and the number of shares with respect to which ISOs may be granted, (B) the number and kind of shares of Stock or other property by which annual per-person Award limitations are measured under Section 5, (C) the number and kind of shares of Stock or other property comprising Formula Awards under Section 8(a), (D) the number and kind of shares of Stock or other property which may be granted without minimum vesting requirements under Section 9(d), (E) the number and kind of shares of Stock or other property subject to or deliverable in respect of outstanding Awards, and (F) the exercise price, grant price or purchase price relating to any Award.

(ii) The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including the performance goals and amounts payable under Performance Awards and the amount of any unfunded Performance Award pool established under Section 7 relating thereto) (i) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding paragraph, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, and/or (ii) in response to changes in applicable laws, regulations, accounting principles, or tax rates; provided that no such adjustment shall be authorized or made that would cause any Award intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify.

(iii) Upon (A) any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation), (B) a sale of substantially all the assets of the Company, (C) the dissolution or liquidation of the Company, or (D) the disposition of a subsidiary, affiliate or business unit of the Company, the Committee may take such action as it in its discretion deems appropriate to (1) accelerate the time when awards vest, may be exercised and/or may be paid (to the extent permitted under Code Section 409A); (2) cash out outstanding Awards through a payment of the in-the-money-value, if any, of the vested portion of such Awards (payable in cash, shares, or other property) at or immediately prior to the date of such event; (3) provide for the assumption of outstanding Options, SARs, and other Awards (as adjusted to reflect the transaction) by surviving, successor or transferee corporations; (4) provide that in lieu of Stock, Participants shall be entitled to receive the consideration they would have received in the transaction in exchange for such Stock (or the fair market value of such consideration in cash); and/or (5) provide that Options shall be exercisable for a period of at least ten business days from the date of receipt by Participants of a notice from the Company of such proposed event, following the expiration of which period any unexercised Options shall terminate.

(d) Tax Provisions.

(i) Tax Withholding.    Whenever the value of an Award first becomes includible in an employee’s gross income for applicable tax purposes, the Company shall have the right to require the employee to remit to the Company, or make arrangements satisfactory to the Committee regarding payment of, an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate for such shares or the time of such income inclusion. Whenever under the Plan payments by the Company are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

(ii) Use of Stock to Satisfy Tax Withholding Obligations.    To the extent permitted in the Award document, and subject to any terms and conditions imposed therein, an employee entitled to receive Stock under the Plan may elect to have the employer’s minimum statutory withholding obligation for federal, state, and local taxes, including payroll taxes, with respect to such Stock satisfied (i) by having the Company withhold from the shares otherwise deliverable to the employee shares of Stock having a value equal to the amount of such withholding obligation with respect to the Stock or (ii) by delivering to the Company shares of unrestricted Stock. Alternatively, the Award document may require that a portion of the shares of Stock otherwise deliverable be withheld and applied to satisfy the statutory withholding obligations with respect to the Award.

(iii) Required Consent to and Notification of Code Section 83(b) Election.    No election under Code Section 83(b) (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Code Section 83(b) or other applicable provision.

(iv) Requirement of Notification Upon Disqualifying Disposition of ISO.    If any Participant makes any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Amendment of the Plan and/or Awards.    The Board may terminate the Plan prior to the termination date specified in Section 11(r), and may from time to time amend or suspend the Plan or the Committee’s authority to grant Awards under the Plan, and the Committee may amend outstanding Awards, in each case without the consent of stockholders or Participants, subject to the following limitations:

(i) Any amendment to the Plan that would materially increase the number of shares reserved for issuance or for which stockholder approval is required by applicable law or any stock exchange or market on which the Stock is listed or traded shall be subject to approval by the Company’s stockholders not later than the earliest annual meeting for which the record date is at or after the date of Board approval of such amendment.

(ii) No amendment or termination of the Plan or any Award may materially and adversely affect the rights of a Participant without the consent of the affected Participant. For the purposes of the preceding sentence, (A) actions that alter the timing of income or other taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant, and (B) adjustments of Awards permitted under Section 11(c) will not be considered amendments of such Awards.

(iii) Without stockholder approval, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

(iv) The Committee shall have no authority to waive or modify any provision of an Award after the Award has been granted to the extent the waived or modified provision would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

Notwithstanding the foregoing provisions of this Section 11(e), the Committee shall have the right, in its sole discretion, to amend the Plan and all outstanding Awards without the consent of stockholders or Participants to the extent the Committee determines that such amendment is necessary or appropriate to comply with Code Section 409A.

Notwithstanding any other provision of the Plan or of any Award, the Committee shall have the right, in its sole discretion, to terminate (or provide for the termination of) the Plan and/or all or selected Awards, and distribute (or provide for the distribution of) the compensation deferred thereunder, within 12 months following the occurrence of a “Change in Control Event” as defined in regulations under Section 409A.

(f) Right of Setoff.    To the extent permitted by applicable law, the Company (or Group) shall have the right to offset amounts payable under this Plan or under any Award against any amounts owed to the Company (or Group) by the Participant. By accepting any Award granted hereunder, a Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts.    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock or cash pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts and deposit therein cash, Stock, or other property, or make other arrangements to meet the Company’s obligations under the Plan, consistent with the “unfunded” status of the Plan.

(h) Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other compensatory plans or incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m); and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares.    Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration or, in the discretion of the Committee, the lesser of such cash consideration or the then value of the Award. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m).    It is the intent of the Company that the following shall qualify as “performance-based compensation” within the meaning of Code Section 162(m): (i) all Options and SARs unless otherwise designated, and (ii) all other Awards that are expressly designated as intended to constitute “performance-based compensation” under Code Section 162(m), and, accordingly, that the terms of such Awards and of the Plan provisions governing them, shall be interpreted in a manner consistent with Code Section 162(m). Without limiting the foregoing, no provision of the Plan giving the Committee discretion to modify the terms of an Award shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation payable in connection with an Award that is intended to constitute “performance-based compensation” under Code Section 162(m).

(k) Compliance with Code Section 409A.    For purposes of this Plan, references to an Award provision or an event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A mean (i) for a 409A Award, that the provision or event will not cause a Participant to be liable for payment of interest or a tax penalty under Code Section 409A, and (ii) for a Non-409A Award, that the provision or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, with respect to 409A Awards: (i) the Company shall have no authority to accelerate distributions relating to such Awards in excess of the authority permitted under Code Section 409A, and (ii) any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a “key employee” (as defined for purposes of Code Section 409A(a)(2)(B)(i)) shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i). The Company shall not be responsible for failure to comply with Code Section 409A. By accepting an Award, a Participant agrees to hold the Company, the Board, the Committee, and their respective delegees harmless for any liability under Section 409A.

(l) Certain Limitations Relating to Accounting Treatment of Awards.    Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Sections 9(c), 11(c) and 11(d)) is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant or the date performance conditions are satisfied under APB 25 shall not become subject to “variable” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “variable” accounting. This provision shall cease to be effective if and at such time as the Company elects to no longer account for equity compensation under APB 25.

(m) Governing Law.    The Plan, any rules and regulations relating to the Plan, and any Award document under the Plan shall be construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws) and applicable provisions of federal law.

(n) Awards to Participants Outside the United States.    The Committee may, in its sole discretion, modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the

Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States.

(o) Limitation on Rights Conferred under Plan.    Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Participant the right to continue as a Participant or in the employ or service of the Company or Group, (ii) interfering in any way with the right of the Company or Group to terminate any Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving any person a claim to be granted any Award under the Plan or to be treated uniformly with other Participants, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until shares of Stock are duly issued or transferred to the Participant in accordance with the terms of an Award. Except as expressly provided in the Plan or an Award document, neither the Plan nor any Award document shall confer on any person other than the Company (or Group) and the Participant any rights or remedies thereunder.

(p) Invalidity of Provision.    If any provision of the Plan or an Award document is finally held to be invalid, illegal, or unenforceable, the Committee shall have the right to modify the terms of affected Awards in such manner as it deems equitable in order to prevent unintended enrichment or dilution of benefits in light of the invalid, illegal or unenforceable provision.

(q) Plan Effective Date; Termination of Preexisting Plans.    The Plan shall become effective on May 17, 2005 if, and only if, the stockholders of the Company have approved it on such date. Upon such approval of the Plan by the stockholders of the Company, no further awards shall be granted under the Preexisting Plans, but any outstanding awards under the Preexisting Plans shall continue in accordance with their terms. The Plan as amended and restated hereby shall become effective May 17, 2011 if, and only if, the stockholders of the Company have approved it on such date.

(r) Plan Termination Date.    No Awards shall be granted under the Plan after the Company’s annual meeting of stockholders held in 2015, but outstanding Awards granted prior to such date shall continue in accordance with their terms. No Award intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m) (other than Options and SARs) shall be granted after the Company’s annual meeting held in 2015 unless the material terms of the performance goals have been reapproved by the Company’s stockholders within the five years prior to such grant.

002CSI1699

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Standard Time, on May 17, 2011.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/FFIC
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR the election of all nominees, FOR Proposal 2,
FOR 3 years in Proposal 3, FOR Proposal 4, and FOR Proposal 5.

1. Election of Class A Directors:	For	Withhold				For	Withhold		For	Withhold		+

01 - Michael J. Hegarty (for a term expiring in 2014)	☐	☐	02 - John J. McCabe (for a term expiring in 2014)			☐	☐	03 - Donna M. O’Brien (for a term expiring in 2014)	☐	☐

04 - Michael J. Russo (for a term expiring in 2014)	☐	☐

			For	Against	Abstain				3 Yrs	2 Yrs	1 Yr	Abstain

2. Advisory vote to approve executive compensation.			☐	☐	☐	3. Advisory vote on frequency of future advisory votes on executive compensation.			☐	☐	☐	☐

			For	Against	Abstain					For	Against	Abstain

4. Approval of an amendment to the Company’s 2005 Omnibus Incentive Plan.			☐	☐	☐	5. Ratification of Appointment of Grant Thornton, LLP as Independent Registered Public Accounting Firm for year ending December 31, 2011.				☐	☐	☐

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Flushing Financial Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2011

The undersigned hereby appoints Maria A. Grasso and David W. Fry, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 17, 2011 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Item 1, FOR proposal 2, FOR 3 years in proposal 3, FOR proposal 4, and FOR proposal 5.

TO DIRECT A VOTE, PLEASE INDICATE YOUR INSTRUCTIONS BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED ON THE REVERSE SIDE, OR MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.